AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1998

                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          __________________________
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________
                        CALIBER LEARNING NETWORK, INC.
            (Exact name of registrant as specified in its charter)

       MARYLAND                      8200                       52-2001020
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                (410) 843-8000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Chris L. Nguyen
                     President and Chief Executive Officer
                        Caliber Learning Network, Inc.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                 410-843-8000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          __________________________

                         Copies of all communications,

Including all communications sent to the agent for service, should be sent to:

          Richard C. Tilghman, Jr.                 Walter G. Lohr, Jr.
           Piper & Marbury L.L.P.                Hogan & Hartson, L.L.P.
          36 South Charles Street               111 South Calvert Street
          Baltimore, Maryland  21201           Baltimore, Maryland 21202
               410-539-2530                            410-659-2700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                        CALCULATION OF REGISTRATION FEE

================================================================================================================
TITLE OF SHARES TO BE REGISTERED        PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)  AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE                            $60,000,000                           $17,700
================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o). Includes amount to be sold pursuant to an over-allotment option to be granted to the Underwriters.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A + +registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any jurisdiction in which such offer, solicitation or sale would+ +be unlawful prior to registration or qualification under the securities laws +
+of any such jurisdiction.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                           SUBJECT TO COMPLETION
                                                                          , 1998

                                    SHARES

                        CALIBER LEARNING NETWORK, INC.
                                 COMMON STOCK

                              __________________

     Of the       shares of Common Stock offered hereby,       are being sold by
Caliber Learning Network, Inc. ("Caliber" or the "Company") and       by a
stockholder of the Company (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated
that the initial public offering price will be between $    and $    per share.
See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "CLBR."

                              __________________

 THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF
                                     RISK.

                SEE "RISK FACTORS" COMMENCING ON PAGE 8 HEREOF.

                              __________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================
                                          PRICE     UNDERWRITING     PROCEEDS     PROCEEDS TO
                                            TO      DISCOUNTS AND       TO          SELLING
                                          PUBLIC     COMMISSIONS     COMPANY(1)   STOCKHOLDER
----------------------------------------------------------------------------------------------
  Per Share..................                $           $              $              $
  Total(2)...................            $          $                $             $
==============================================================================================

  (1) Before deducting expenses payable by the Company estimated at $         .
  (2) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If such option is exercised in full, the total Price to Public, Underwriting
      Discounts and Commissions and Proceeds to Company will be $       , $
      and $      , respectively. See "Underwriting."

                              __________________

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about         , 1998.

BT ALEX. BROWN                                            NATIONSBANC MONTGOMERY
                                                              SECURITIES LLC


                THE DATE OF THIS PROSPECTUS IS          , 1998

                             [INSIDE FRONT COVER]


                        CALIBER LEARNING NETWORK, INC.



          [Map of the United States showing the Caliber Campus sites]

                  [Photograph of interior of Caliber Campus]






     Trademarks or service marks appearing in this Prospectus are trademarks or registered service marks of the companies that utilize them.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

                               __________________


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes (i) the Preferred Stock Conversions, the exercise by Sylvan Learning Systems, Inc. ("Sylvan") of the Hill Option and the Recapitalization have been effected, (ii) Sylvan's payment of the balance due on the Sylvan Subscription and (iii) no exercise of the Warrant held by MCI Communications Corporation ("MCI") or the Underwriters' over-allotment option. See "--Initial Capitalization and Recapitalization of the Company" and "Underwriting."

     The Company is establishing a state-of-the-art, graduate level learning and professional training distribution network throughout the United States designed to meet the needs of prominent universities, major corporations and working adults. Caliber intends to distribute courses developed by prominent universities and to distribute professional development and training programs to Fortune 1000 corporations. Caliber has entered into a five-year contract with The Johns Hopkins University ("Johns Hopkins") to begin a program for working adults in 1998. In addition, the Company has signed joint development agreements with the University of California at Berkeley Extension School and Georgetown University. The Company has entered into contracts with Compaq Corporation ("Compaq"), Macmillan Computer Publishing ("Macmillan") and MCI Systemhouse Corp. ("MCI Systemhouse") to begin programs in 1998. As of February 28, 1998, the Company had 29 Caliber Campuses open in 29 markets and expects to have 41 Caliber Campuses open in 40 markets by September 1998. Sylvan and MCI organized Caliber in November 1996, bringing together the educational services expertise of Sylvan and the technology and telecommunications expertise of MCI.

     Caliber's goal is to become the standard for distributed learning and professional training by maintaining high quality course content, advanced technology, a professional learning environment and a national presence. Initially, the Company intends to focus on educational and training programs in the fields of health care, management development, information technology/engineering and education. These fields are characterized by (i) large, dispersed and changing professional populations; (ii) rapid changes in subject matter; and (iii) required continuing education or professional development. Caliber is establishing alliances with prominent universities and major corporations to provide solutions for their lifelong learning and professional training needs. Caliber believes that it will be able to use these alliances to facilitate collaboration between universities and corporations for the development of customized professional development, training and corporate communications programs. Caliber will distribute these programs to dispersed corporate constituencies through the Caliber network. Caliber will also provide other services to increase Campus utilization, including video conferencing services and hourly classroom rental.

     Expenditures in the post-secondary education market were approximately $210 billion in 1996, compared to approximately $170 billion in 1990. Of the $210 billion spent on post-secondary education in 1996, approximately $93 billion was spent on lifelong learning programs provided to working adults by universities, colleges and conventional distance learning providers. Corporations budgeted approximately $60 billion in 1997 to provide training for their employees, compared to $46 billion in 1990. The Company believes that an increasing need for technical skills in the workforce is the primary reason for growth in the training market.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Increasing numbers of working adults have concluded that graduate level education is necessary for career advancement. Many would prefer to obtain this education from prominent universities because the prestige of these universities increases the value of the credentials earned. However, most universities use a teaching method and provide course content targeted toward traditional, full-time students that do not meet the practical needs of either working adults or the corporations that are funding their employees' education. To date, the alternatives for working adults have been conventional distance learning and local two-year and four-year colleges. Conventional distance learning addresses the problems of time and location for working adults but fails to provide the benefits of traditional classroom learning or the value of the credential from a prominent university.

     Corporations have been spending increasing amounts on communicating with and training their employees, dealers, and customers. Transporting corporate trainers to remote offices or employees, dealers, and customers to central training facilities is costly and often difficult to coordinate. The corporate trainer is typically an intermediary between the expert and the employees, which may lower the quality of the training.

     Caliber combines the best elements of the traditional classroom with the convenience of distance learning. Caliber Campuses feature professional classrooms, educational facilitators, state-of-the-art satellite transmission, video conferencing, wide-area network computing and Internet technologies. These features give working adults access to live expert instruction, real-time two-way interactivity with the instructor and the ability to collaborate with the other course participants. In addition, Caliber integrates personal computing and the Internet to enhance student-teacher interactivity and to extend the learning experience beyond the classroom. The Caliber network addresses the practical constraints of working adults by providing local access across the nation to prominent university content and professional development and training programs. The Caliber network enables prominent universities to extend the market for their educational products without sacrificing high-quality instruction. Caliber accomplishes this by distributing live, interactive instruction developed by the university through satellite broadcast, video conferencing and Internet technologies to Caliber Campuses, which enables one instructor to teach students across the country. The Caliber network enables corporations to have an expert address a corporation's workforce, customers or dealers in geographically diverse locations at the same time. The efficiency of the Caliber network allows corporations to rapidly disseminate time sensitive subject matter. In addition, Caliber plans to use its relationships with prominent universities to manage collaborations between corporations and universities to develop high quality, effective professional development programs with content specifically tailored to the corporations' needs.

     The Company was incorporated in Maryland in March 1996. The Company's executive offices are located at 1000 Lancaster Street, Baltimore, Maryland 21202, and its telephone number is 410-843-8000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 THE OFFERING

Common Stock offered by the Company................         shares

Common Stock offered by the Selling Stockholder....         shares

Common Stock to be outstanding after the offering..         shares(1)

Use of Proceeds....................................  To finance leasehold improvements and equip
                                                     Caliber Campuses, to repay
                                                     outstanding indebtedness
                                                     and management fees, to pay
                                                     accrued Preferred Stock
                                                     dividends and to provide
                                                     working capital to support
                                                     the Company's planned
                                                     growth.

Proposed Nasdaq National Market Symbol.............  CLBR







__________________


(1) After giving effect to the automatic conversion of all of the 1.99 million currently outstanding shares of the 8% Series A Redeemable Convertible Preferred Stock (all of which are held by MCI) and the 1 million currently outstanding shares of the Series B Redeemable Junior Convertible Preferred Stock (all of which are held by Sylvan) into 2.99 million shares of Common Stock at the closing of this offering. Excludes (i) 4.21 million shares of Common Stock issuable upon future conversion of the 4.21 million shares of Non-Voting Convertible Preferred Stock (all of which will be held by
     Sylvan) to be outstanding upon closing of this offering, (ii)       shares
     of Common Stock issuable to MCI upon exercise of a warrant (the "MCI Warrant") at an aggregate exercise price of $3.78 million, and (iii) 932,100 shares of Common Stock issuable upon exercise of management stock options outstanding as of the date of this Prospectus, at a weighted average exercise price of $1.42 per share. See "Capitalization," "Management--Employee Benefit Plans" and "Certain Relationships and Related Transactions."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          INITIAL CAPITALIZATION AND RECAPITALIZATION OF THE COMPANY

     Upon completion of this offering,   shares of Common Stock and 4.21 million
shares of 6% Non-Voting Convertible Preferred Stock will be outstanding.

     Prior to completion of this offering, the authorized capital of the Company included two classes of Common Stock, equivalent in all respects except that each share of Class A Common Stock was entitled to one vote and each share of Class B Common Stock was entitled to ten votes. The authorized capital also included two classes of preferred stock, the 8% Series A Convertible Preferred Stock and Series B Junior Convertible Preferred Stock, each of which will automatically convert into Class A Common Stock, on a share for share basis, simultaneously with completion of this offering, subject to payment of accrued dividends on the Series A Preferred Stock. The Company was capitalized pursuant to a Stock Purchase Agreement, dated October 23, 1996, under which MCI purchased
1.99 million shares of 8% Series A Convertible Preferred Stock for $10.0 million in cash; Sylvan purchased 1.0 million shares of Series B Junior Preferred Stock for $1.3 million in cash; each of R. Christopher Hoehn-Saric and Douglas L. Becker, Sylvan's co-Chief Executive Officers, purchased 1.4 million shares of Class A Common Stock for $350,000 each in cash; and John P. Hill, an independent investor, purchased 4.21 million shares of Class B Common Stock for $1.0 million in cash. Messrs. Hoehn-Saric and Becker subsequently transferred their shares to Sterling Caliber Investment, L.L.C. ("Sterling Caliber"), which is owned by Messrs. Hoehn-Saric and Becker, two other investors and trusts for the benefit of their respective families.

     In connection with the Company's capitalization: (i) Mr. Hill granted Sylvan the option to purchase his shares of Class B Common Stock for the lesser of $5.0 million or the fair market value of the shares on the date of purchase (the "Hill Option"); (ii) the Company issued MCI a warrant to purchase the number of shares of Class A Common Stock that would equal 7% of the fully-diluted capital stock of the Company to be outstanding after the exercise of the warrant at an aggregate exercise price of $3.78 million (the "MCI Warrant");
(iii) Sylvan agreed to provide a line of credit to, or guarantee debt for, the Company of up to $3.0 million (the "Sylvan Loan"); (iv) Sylvan agreed to contribute an additional $8.0 million of capital to Caliber (the "Sylvan Subscription") to the extent needed by Caliber for working capital; and (v) MCI agreed to provide up to $20.0 million in equipment lease financing to the Company, on a "last look" basis (the "MCI Lease and Guarantee Commitment"). Sylvan, MCI and Messrs. Becker, Hill and Hoehn-Saric (collectively, the "Stockholders") also entered into a Stockholders' Agreement in November 1996 which restricted the transferability of their shares of Caliber stock, required the Stockholders to elect the other Stockholders or their representatives to the Company's Board of Directors and prohibited the Company from taking certain actions without the approval of MCI's Board representative. The Stockholders' Agreement will terminate upon completion of this offering. Under a Registration Rights Agreement executed in November 1996, the Company granted Sylvan, MCI and Messrs. Hoehn-Saric and Becker the right to have their shares of Class A Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"), at various times during the four years following completion of this offering. Messrs. Hoehn-Saric and Becker have transferred their rights under the Registration Rights Agreement to Sterling Caliber.

     Immediately prior to completion of this offering, (i) the Company's Charter will be amended so that there will be authorized a single class of Common Stock, for which all shares of Class A Common Stock will be exchanged on a share for share basis, and a series of 6% Non-Voting Convertible Preferred Stock, for which all shares of Class B Common Stock will be exchanged on a share for share basis (the "Recapitalization"); (ii) MCI's 1.99 million shares of 8% Series A Convertible Preferred Stock and Sylvan's 1.0 million shares of Series B Junior Convertible Preferred Stock will be converted into an aggregate of 2.99 million shares of Common Stock (the "Preferred Stock Conversion"); (iii) Sylvan will exercise the Hill Option and purchase Mr. Hill's stock, which will have been converted to 4.21 million shares of 6% Non-Voting Convertible Preferred Stock, for $5.0 million in cash; and (iv) Sylvan will contribute the balance due on the Sylvan Subscription. MCI will not exercise the MCI Warrant in connection with
this offering, but the MCI Warrant will be exercisable for          shares of
Common Stock and no longer will be subject to adjustment (except for stock splits and similar changes in the capitalization of the Company). See "Capitalization," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            SUMMARY FINANCIAL DATA

                                                                     PERIOD FROM
                                                                     NOVEMBER 22,
                                                                        1996
                                                                   (INCEPTION) TO              YEAR ENDED
                                                                      DECEMBER 31,            DECEMBER 31,
                                                                        1996                      1997
STATEMENT OF OPERATIONS DATA:                                  ---------------------     --------------------
   Revenue............................................         $             ---         $      1,199,293
   Expenses:
     Campus operating expenses........................                       ---                7,133,744
     Management fees to Sylvan........................                   480,000                2,400,500
     Other selling, general and administrative
       expenses........................................                1,155,171                5,380,972
                                                             -------------------        -----------------
        Total expenses................................                 1,635,171               14,915,216
   Other income (expense):
     Interest income..................................                       ---                  536,100
     Interest expense.................................                       ---                 (391,312)
                                                             -------------------        -----------------
   Net loss...........................................       $        (1,635,171)       $     (13,571,135)
                                                             ===================        =================
   Net loss per common share attributable
     to common stockholders...........................                    $(0.26)                  $(1.98)
                                                             ===================        =================

                                                                                        DECEMBER 31, 1997
                                                             ---------------------------------------------------------------------
                                                                                                                    PRO FORMA
BALANCE SHEET DATA:                                                  ACTUAL                 PRO FORMA(1)          AS ADJUSTED(2)
                                                             -------------------        -----------------       ------------------
   Cash and cash equivalents..........................       $         3,850,440        $       8,219,798       $
   Working capital....................................                (1,290,891)               4,073,440
   Total assets.......................................                14,510,389               18,879,747
   Total debt.........................................                 7,033,076                7,033,076
   Redeemable preferred stock.........................                11,300,000                      ---
   Stockholders' equity (deficit).....................               (11,500,356)               5,164,002

   __________________________
 (1) Pro forma to reflect the (i) Preferred Stock Conversion, (ii) Recapitalization and (iii) Sylvan's payment of the balance due on the Sylvan Subscription.

 (2)  Pro forma as adjusted for the sale of the shares of Common Stock offered
      hereby (at an assumed initial public offering price of $      per share),
      after deduction of underwriting discounts and commissions and offering expenses, and application of a portion of the net proceeds therefrom to reduce debt and pay accrued dividends on the Series A Convertible Preferred Stock, as described in "Use of Proceeds."

--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding development of the Company's business, expected growth, demand for the Company's services and other statements herein regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties. Therefore, actual results may differ materially from those expressed or implied by such statements.

     Development Stage Company; History of Operating Losses; and Negative Cash Flow. Sylvan and MCI organized Caliber in November 1996. To date, Caliber has been engaged principally in development activities. The Company generated minimal revenues during 1997 and, therefore, has incurred operating losses and negative cash flow since inception. As of December 31, 1997, Caliber had accumulated losses of approximately $15.2 million, and the Company expects to continue to incur significant losses for at least the next two years. There can be no assurance that the Company will ever generate sufficient revenues to achieve or sustain profitability or generate positive cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Significant Cash Requirements. The Company's continued development, construction, expansion and operation of its learning network will require substantial capital. The Company's ability to fund its planned expenditures and operations depends upon its ability to obtain sufficient equity and debt financing. The Company's initial capitalization consisted of $13.0 million in equity from Sylvan, MCI and the other initial stockholders. MCI agreed to provide $20.0 million, as needed, in lease financing or lease guarantees for the purchase of furniture and equipment, and Sylvan agreed to guarantee up to $3.0 million of the Company's debt or to provide up to a $3.0 million line of credit, at an interest rate of 1% above the NationsBank prime rate. As of December 31, 1997, $4.0 million of MCI's Lease and Guarantee Commitment had been used and all of the Sylvan Loan had been drawn. During 1997, the Company received $2.6 million in partial payment of the Sylvan Subscription. The Company expects to
receive approximately $       million in net proceeds from this offering and
approximately $5.4 million from Sylvan's payment of the balance due on the Sylvan Subscription. Of these net proceeds, $3.3 million will be used to repay the outstanding principal balance and accrued interest on the Sylvan Loan, $2.9 million to repay deferred management fees to Sylvan and $1.2 million to pay accrued dividends on the Series A Preferred Stock. This will leave Caliber with
approximately $       million of net proceeds, $16.0 million of unused lease
commitments from MCI, $3.0 million of available borrowings under the Sylvan Loan and $3.9 million of existing cash and cash equivalents as of December 31, 1997. There can be no assurance that these cash resources following this offering will be sufficient to fund the Company's expected negative cash flow and its capital expenditures. The Company, therefore, may need to obtain additional equity or debt financing. There can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to implement its growth strategy successfully, in which event the Company will be forced to curtail its planned business expansion and may be unable to fund its ongoing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Technology and Technology Implementation Risks. The successful operation of the Caliber network requires the development of sophisticated software and the integration of a number of diverse communications technologies. To date, Caliber has only tested the software and the network under simulated operating conditions and operated the network under actual operating conditions on a limited basis. The ability of the network to function as intended at multiple sites simultaneously cannot be confirmed until a significant volume of actual programs are regularly delivered over the Caliber network. Technical difficulties may prevent or delay the Company's offering of educational programs, which is likely to have a material adverse effect on market acceptance of the network for distance learning. See "Business--Caliber Technology."

     Risk of Non-Acceptance of Caliber Learning Concept. Use of the Caliber Campuses will require a significant change in the way universities, corporations and working adults experience graduate level learning and professional training. Prominent universities may be unwilling to accept the Caliber network as an appropriate way to provide quality education, and faculty members may be unwilling to use the Caliber network to teach. Corporations and students may not accept the Caliber network as an alternative to traditional classroom instruction. If the Caliber network fails to gain this acceptance, it is unlikely that Caliber will ever become a viable business. See "Business--The Caliber Network."

     Rapid Expansion of Operations. The Company plans to expand its business rapidly. The Company currently has 29 Caliber Campuses open and expects to have 41 Caliber Campuses open in 40 markets by September 1998. There can be no assurance that all 41 Caliber Campuses will be opened on schedule. The Company's ability to manage its rapid expansion effectively will require it to develop effective operating, financial and accounting systems and to add and retain qualified personnel at each Caliber Campus and at the corporate level. Failure to develop financial controls and accounting and reporting systems or add and retain personnel that adequately support its growth will materially adversely affect the Company's business, results of operations and financial condition. See "Business--Employees" and "Management."

     Reliance on Sylvan Management and Systems. Currently, the Company relies extensively on Sylvan's resources, systems and personnel for management, administrative, legal, accounting and financial functions. The Company also uses office space leased by Sylvan. Sylvan has agreed to provide payroll, legal, accounting and other services and lease space only through 1999 for a fee of $2.0 million in each of 1998 and 1999 and is not obligated to continue to do so thereafter. During the next two years, the Company will be required to develop its own systems to replace those currently provided by Sylvan and to add and integrate a substantial number of new managerial, finance, accounting and support personnel. Failure to develop these systems or add and retain personnel to manage the Company's business effectively would have a material adverse effect on the Company's business and growth. See "Business--Employees," "Management" and "Certain Relationships and Related Transactions--Sylvan Management Agreement."

     Dependence on Skilled Personnel. The ability to provide distance learning services as contemplated by the Company will require the services of skilled technicians and educational facilitators. In addition, the Company will need additional marketing and sales personnel to support planned growth. There can be no assurance that the Company will be successful in adding or retaining the necessary personnel. Failure to do so is likely to have a material adverse effect on the Company's business and growth. See "Business--Marketing and Sales" and--"Employees."

     Dependence on Strategic Partners. The Company's success will depend upon establishing and maintaining strategic alliances with prominent universities and corporations to provide high quality educational and training programs.
However, to date, only Johns Hopkins, Compaq, Macmillan and MCI Systemhouse have agreed to provide programs through the Caliber network, with Johns Hopkins agreeing to deliver only a single program. There can be no assurance that the Company will be successful in maintaining and expanding these existing relationships or that it will be able to establish and maintain new strategic relationships with other prominent universities or corporations. If the initial programs are unsuccessful, if these universities and corporations do not expand their offerings through the Caliber network or if Caliber is unable to enter into other strategic relationships, it is unlikely that Caliber will become a viable business. See "Business--Strategy."

     Untested Business Plan. The Company made a number of assumptions in developing its business plan, such as the number of students expected to enroll in a given program, the prices the Company will be able to charge for programs, the rate at which additional programs will be added to the Caliber network and the cost of operating Caliber Campuses. The assumptions underlying Caliber's business plan may prove to be too optimistic, and the Company may encounter delays in achieving the objectives in its business plan. This is likely to result in lower than planned revenues, higher than expected expenses and sustained unprofitability. The Company can give no assurance that it will be able to adjust its operations and business plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Significant Regulation. Many of the states in which Caliber intends to operate Caliber Campuses require that any entity providing educational programs obtain a license to operate. Since Caliber's distance learning concept is novel and state authorities may not have substantial experience with arrangements of this type, the Company cannot predict with certainty whether states will grant the licenses necessary to offer educational programs at all Caliber Campuses. Certain states accept accreditation as evidence of meeting minimum state standards for a license, and other states apply separate standards. Accreditation organizations may require prior approval and periodic monitoring of distance learning programs. Caliber expects that each university offering courses through the Caliber network will be required to obtain the necessary license, possibly one for each program offered, in each state where a Caliber Campus is located. If the Company or the universities are unable to obtain the necessary licenses or accreditations or if the licenses or accreditations are delayed or revoked, Caliber's business and growth may be materially adversely affected.

     Congress is expected to consider reauthorization of the Higher Education Act of 1965, as amended ("HEA"), in 1998. Treatment of distance learning is expected to be a major topic in the reauthorization process. There can be no assurance that the HEA will not be amended to impose stricter or additional requirements which would affect the Company. In addition, state and federal regulation of distance learning programs, as well as private accreditation of such programs, are undergoing significant review by the U.S. Department of Education, state regulators and accreditation organizations. Caliber cannot predict the scope or the outcome of this review, but additional regulation of distance learning may result from this review. This additional regulation may adversely affect the way Caliber intends to deliver educational content over its network. See "Business--Government Regulation."

     Rapid Technological Change. The telecommunications industry is characterized by rapid technological change, and the Company's future success will depend on its ability to implement technological advances. Caliber anticipates that if interactive distance learning becomes accepted as an effective means of providing educational and training programs, the industry will evolve rapidly. To remain competitive, Caliber must be able to respond quickly to evolving industry trends, technological advances and changes in client needs. There can be no assurance that the Company will be successful in adapting to these trends, advances or changes. In addition, technologies developed by competitors may significantly reduce demand for the Company's services or render the Company's services obsolete. See "Business--Caliber Technology."

     Competition. Competition among providers of lifelong learning and professional training is intense. Management believes that its principal potential competitors will be prominent universities located in the markets served by Caliber Campuses. In each of Caliber's markets, there are also other two-year and four-year colleges which have their own continuing education and graduate level programs. Each of these competitors offers live classroom instruction and has an established reputation in the educational field and, therefore, may enjoy a competitive advantage. In addition, two-year and four-year higher education institutions, particularly public institutions, are offering distance education courses, and several distance education initiatives are currently underway among public higher education institutions. Other competitors include for-profit educational organizations, such as the Apollo Group's University of Phoenix, Strayer University and DeVry's Keller School of Management, that provide lifelong learning programs targeted to working adults and feature live classroom instruction. Caliber may also compete with distance learning companies that offer self-paced correspondence courses, videos, audiocassettes and other distance learning products. More recent distance learning products include CD-rom and Internet-based instruction. If the Caliber distance learning concept proves successful, Caliber expects competitors to enter the market. For example, businesses that have facilities in multiple markets that could be linked by satellite, such as major hotel and movie theater chains, could decide to establish networks of distance learning facilities to compete with Caliber. Westcott Communications, Inc., which has established a one-way satellite-based network currently used by a number of larger corporations to distribute their training programs, could decide to make its network interactive. The Company also competes against a significant number of third party training companies that provide various training programs to corporations. In addition, corporations may continue to use internal resources to satisfy their training needs. See "Business--Competition."

     Limited Protection of Proprietary Expertise and Methodologies. The Company's success will be highly dependent upon its specialized and proprietary expertise, methodologies and software. The Company must rely on a combination of trade secret laws, employee nondisclosure policies and third-party confidentiality agreements. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior methodologies or software. There also can be no assurance that third parties will not assert infringement claims against the Company relative to the Company's methodologies, which could result in costly litigation or the need to establish license arrangements. The Company intends to seek a patent on certain design features of its network. However, there can be no assurance this patent will be granted or, if granted, that it will cover all the proprietary features of the network. See "Business--Proprietary Rights."

     Dependence on Management. The Company is highly dependent on the members of its senior management, particularly Messrs. Nguyen, Dobkin, Polivka, Locher and Peterson, the loss of any of whose services may significantly delay or prevent the achievement of critical development, marketing and other business objectives. If the Company's business expands, attracting and retaining additional qualified management personnel will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, and the failure to do so could have a material adverse effect on the Company's ability to expand its business. See "Management."

     Control by Existing Stockholders.  Upon completion of this offering, MCI,
Sylvan, Mr. Hoehn-Saric and Mr. Becker will beneficially own      million, 1.0
million, 1.4 million and 1.4 million shares of Common Stock, respectively, and Sylvan will own 4.21 million shares of 6% Non-Voting Convertible Preferred Stock, which is convertible at any time after the second anniversary of this offering into an equivalent number of shares of Common Stock. Accordingly, MCI, Sylvan and Messrs. Hoehn-Saric and Becker together will control approximately
      % of the Common Stock (or      % if Sylvan were to convert all of its
shares of 6% Non-Voting Preferred Stock to Common Stock). This is likely to be sufficient to enable them to effectively control the outcome of any matter submitted to the stockholders, assuming they choose to vote their shares together. See "Principal and Selling Stockholders" and "Description of Capital Stock."

     Substantial Proceeds of Offering Payable to Sylvan and MCI. Of the net proceeds of this offering, the Company will use $3.3 million to pay accrued interest and principal on the Sylvan Loan and $1.2 million to pay MCI accrued dividends on the Series A Preferred Stock and $2.9 million to pay accrued management fees due to Sylvan. As a result, a significant portion of the net proceeds of this offering will not be available to the Company to fund its operations and planned growth. See "Use of Proceeds."

     Potential Conflicts of Interest. Conflicts of interest may arise between the Company, Sylvan and MCI in a number of areas relating to their ongoing or future relationships. There are no non-competition agreements between Caliber and either Sylvan or MCI. Sylvan currently provides substantial management and administrative services to Caliber but is not obligated to continue to do so after 1999. MCI has agreed to provide $20.0 million of lease financing to Caliber, as needed, and provides various ongoing telecommunications services to Caliber. Caliber may enter into additional material transactions and agreements with Sylvan and MCI in the future. MCI, Sylvan and Sterling Caliber have the right to require that their shares of Caliber Common Stock be registered for sale under the Securities Act of 1933 (the "Securities Act") at various times over the next four years and may decide to sell their shares in the public market at any time. Directors of the Company who are also directors or employees of Sylvan or MCI may have conflicts of interest with respect to matters affecting the Company, such as financing, acquisitions and other corporate opportunities. There can be no assurance that these or any other conflicts of interest will be resolved in favor of the Company. See "Certain Relationships and Related Transactions."

     Shares Eligible for Future Sale.  Upon completion of this offering, the
Company will have outstanding        shares of Common Stock, plus 932,100 shares
issuable upon exercise of currently outstanding options,        million shares
issuable upon exercise of the MCI Warrant and 4.21 million shares issuable upon conversion by Sylvan of the Non-Voting Convertible Preferred Stock. The shares offered hereby will be freely transferable unless acquired by affiliates of the Company. All of the remaining 6,110,425 outstanding shares, upon expiration of the Underwriters' lock-up described below, will be saleable under Rule 144 of the Securities Act, unless then held by affiliates of the Company. The 932,100 shares reserved for issuance upon exercise of outstanding options and the 850,000 shares reserved for future grants under the Company's 1998 Plan will be registered under the Securities Act upon completion of this offering. Those shares will be freely transferable upon issuance unless held by affiliates of the Company. The Company has granted MCI, Sylvan and Sterling Caliber, who hold an aggregate of 5.79 million shares of Common Stock and 4.21 million shares of Non-Voting Convertible Preferred Stock, the right to have their shares of Common Stock registered under the Securities Act on one or more occasions over the next four years. See "Shares Eligible for Future Sale."

     Sales of substantial amounts of Common Stock following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

     All of the Company's officers and employees who own Common Stock or hold options to purchase 7,500 shares or more, have agreed not to sell or otherwise dispose of any of their shares for a period of two years after the date of this Prospectus without the prior written consent of both BT Alex. Brown Incorporated and the Company. Sylvan, MCI and Sterling Caliber, who will hold, in the aggregate, 5.79 million shares of Common Stock and 4.21 million shares of Non-Voting Convertible Preferred Stock at the completion of this offering, have agreed not to sell or dispose of any of their shares for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. See "Underwriting."

     No Prior Market for Common Stock; Possible Volatility of Stock Price.
Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this offering. See "Underwriting." The market price of the Common Stock may be subject to significant fluctuations in response to variations in Caliber's quarterly operating results and other events or factors, such as Caliber's announcement of new strategic alliances with prominent universities or corporations, changes in financial estimates by securities analysts and announcements by other companies in the life long learning industry. Moreover, the stock market and the market prices of the shares of many emerging growth companies in recent years have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of any specific company. Broad market fluctuations, as well as economic conditions generally, may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

     Certain Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Charter") and Maryland law may have the effect of discouraging a change of control of the Company or deterring tender offers for the Common Stock. The Charter grants to the Board of Directors authority to issue shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which the holders of some of the shares of Common Stock might receive a premium over the then-prevailing market price of the Common Stock.
The Charter also divides the Board of Directors into three classes of Directors who will serve for staggered terms, which may have the effect of inhibiting or delaying a change of control of the Company. A Director may be removed only for cause and only by the affirmative vote of a majority of the outstanding shares of Common Stock. See "Description of Capital Stock--Anti-takeover Provisions of Charter and By-Laws."

     The Maryland General Corporation Law (the "MGCL") prohibits certain business combinations between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's capital stock (an "Interested Stockholder") or an affiliate thereof for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder and imposes additional requirements on the approval and terms of the transaction. The MGCL also provides that shares acquired by a stockholder which would cause the stockholder to hold certain percentages of the Company's stock will have no voting rights unless the share acquisition was approved by a super majority vote of the stockholders. See "Description of Capital Stock--Business Combinations" and "--Control Share Acquisition."

     Dilution. The initial public offering price will be substantially higher than the net tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in this offering will, therefore, incur immediate and substantial dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the              shares of
Common Stock offered by it hereby are estimated to be $        million ($
million if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $       per share, after deducting
underwriting discounts and commissions and estimated offering expenses. The Company will also receive $5.4 million upon consummation of the offering from Sylvan's payment of the balance due on the Sylvan Subscription. The Company intends to use the net proceeds from the offering and Sylvan's payment of the balance due on the Sylvan Subscription to (i) purchase approximately $12.0 million of leasehold improvements and equipment for Caliber Campuses to be constructed during 1998 and 1999; (ii) repay approximately $3.3 million of principal and interest outstanding under the Sylvan Loan and $2.9 million of deferred management fees due to Sylvan; and (iii) pay approximately $1.2 million of accrued dividends on the 8% Series A Convertible Preferred Stock. The
Company intends to use the $      million balance of the net proceeds as working
capital to support anticipated operating losses through the end of 1999. The principal amount outstanding under the Sylvan Loan was incurred to finance leasehold improvements and purchases of furniture and fixtures at existing Caliber Campuses and bears interest at 1% above the NationsBank prime rate. As of December 31, 1997, principal outstanding under the Sylvan Loan bore interest at 9.5%. The Company intends to invest the net proceeds in interest-bearing, investment-grade obligations pending application thereof in the manner described above.

                                DIVIDEND POLICY

     Concurrently with consummation of this offering, the Company will pay approximately $1.2 million of accrued dividends on the 8% Series A Convertible Preferred Stock, which must be paid upon the automatic conversion of the Series A Preferred Stock to Common Stock. The 6% Non-Voting Convertible Preferred Stock (which will be held by Sylvan after this offering) will be entitled to a 6% annual cumulative dividend ($60,000), and all accrued dividends will become payable upon conversion of the 6% Non-Voting Preferred Stock. The 6% Non-Voting Preferred Stock will be convertible into an equal number of shares of Common Stock at the option of the holder at any time on or after the second anniversary of this offering (or earlier under certain circumstances). See "Description of Capital Stock--6% Non-Voting Convertible Preferred Stock."

     The Company has never paid any cash dividends on its Common Stock, and the Board of Directors intends to retain any future earnings to finance Caliber's business rather than to pay dividends on the Common Stock. Any future dividends on the Common Stock will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

     The following table sets forth at December 31, 1997: (i) the total capitalization of the Company; (ii) the pro forma capitalization of the Company after giving effect to the Preferred Stock Conversion (including payment of accrued dividends), the Recapitalization and Sylvan's payment of the balance due on the Sylvan Subscription; and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale by the Company of the shares of Common Stock offered by it hereby and application of the net proceeds therefrom (other than payment of accrued dividends), after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Company's Financial Statements and related Notes thereto and other financial information appearing elsewhere in this Prospectus. See "Use of Proceeds," "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                                                December 31, 1997
                                                                           --------------------------------------------------------
                                                                                                                        Pro forma
                                                                                 Actual             Pro forma          as adjusted
                                                                           ----------------    ----------------    ----------------
8% Series A Redeemable Convertible Preferred Stock, $.01 par value;
 1,990,000 shares authorized, issued and outstanding actual; and no
 shares outstanding pro forma and pro forma as adjusted....................    $ 10,000,000    $          ---       $         ---
Series B Redeemable Junior Convertible Preferred Stock, $.01 par value;
 1,000,000 shares authorized, issued and outstanding actual; and no
 shares outstanding pro forma and pro forma as adjusted....................       1,300,000               ---                 ---

Stockholders' equity (deficit):
 6% Non-Voting Convertible Preferred Stock, $0.01 par value, no shares authorized, issued and outstanding actual; 4,210,000 shares authorized,
   issued and outstanding pro forma and pro forma as adjusted .............             ---            42,100              42,100
 Class A Common Stock, $0.01 par value; 42,800,000 shares authorized;
   3,120,425 shares issued and outstanding actual; no shares authorized,
   issued and outstanding pro forma and pro forma as adjusted..............          31,204               ---                 ---
 Class B Common Stock, $0.01 par value; 4,210,000 shares authorized,
   4,210,000 shares issued and outstanding actual; no shares authorized,
   issued and outstanding pro forma and pro forma as adjusted..............          42,100               ---                 ---
 Common Stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding actual; 6,110,425 shares issued and outstanding
   pro forma;     shares issued and outstanding pro forma as adjusted(1)                ---            61,104
 Additional paid-in capital................................................       9,992,004        21,262,104
 Subscription receivable(2)................................................      (5,364,358)              ---
 Accumulated deficit.......................................................     (16,201,306)      (16,201,306)        (16,201,306)
                                                                            ----------------   --------------     ---------------
   Total stockholders' equity (deficit)....................................     (11,500,356)        5,164,002
                                                                            ----------------   --------------     ---------------
     Total capitalization..................................................    $   (200,356)   $    5,164,002       $
                                                                            ================   ==============     ===============

___________________
(1) Excludes (1) 4.21 million shares of Common Stock issuable upon conversion of the 4.21 million shares of 6% Non-Voting Convertible Preferred Stock (all of which will be held by Sylvan) to be outstanding upon the closing of this
    offering, (ii)        shares of Common Stock issuable upon exercise of the
    MCI Warrant at an aggregate exercise price of $3.78 million; and (iii) 871,800 shares of Common Stock issuable upon exercise of management stock options outstanding as of December 31, 1997 at a weighted average exercise price of $1.32 per share. See "Management--Employee Benefit Plans" and "Certain Relationships and Related Transactions."

(2) Represents the balance due on the Sylvan Subscription.

                                   DILUTION

     At December 31, 1997, the pro forma net tangible book value of the Company
was $            , or $       per share of Common Stock after giving effect to
(i) the Preferred Stock Conversion (including payment of accrued dividends),
(ii) the Recapitalization, and (iii) Sylvan's payment of the balance due on the Sylvan Subscription. Pro forma net tangible book value per share is determined by dividing the pro forma tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock as of that date. After (i) giving effect to the sale by the Company of
the            shares of Common Stock offered hereby, assuming an initial public
offering price of $       per share, and (ii) deducting underwriting discounts
and commissions and estimated offering expenses, the Company's pro forma net
tangible book value as of December 31, 1997 would have been $          , or $
per share.  This represents an immediate increase in pro forma net tangible book
value to existing stockholders of $      per share and an immediate dilution to
new investors of $      per share.  The following table illustrates this per
share dilution:


Assumed initial public offering price................................................................                $
          Pro forma tangible book value per share at December 31, 1997...............................     $
          Increase per share attributable to new investors...........................................
                                                                                                          --------
Pro forma net tangible book value after the offering.................................................                ----------
Net tangible book value dilution per share to new investors..........................................                $
                                                                                                                     ==========

     The following table summarizes, as of December 31, 1997, on a pro forma basis after giving effect to (i) the Preferred Stock Conversion (including the payment of accrued dividends) (ii) the Recapitalization, and (iii) Sylvan's payment of the balance due on the Sylvan Subscription, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share, assuming an initial public offering price of $ per share but before deducting underwriting discounts and commissions and estimated offering expenses:

                                                                                                                 Average Price
                                    Shares Purchased                        Total Consideration                    Per Share
                           --------------------------------       -------------------------------------      -------------------
                               Number             Percent               Amount               Percent
                           --------------      ------------       -----------------       -------------
Existing
stockholders(1)..........       10,320,425                  %        $   21,250,308                    %                   $2.06
New investors............
                           ---------------     -------------      -----------------       -------------
 Total...................                              100.0%       $                             100.0%
                           ===============     =============      =================       =============

______________

(1) Includes 6,110,425 shares of Common Stock and 4.21 million shares of 6% Non-Voting Convertible Preferred Stock (which are convertible into an equivalent number of shares of Common Stock). Excludes shares of Common Stock issuable upon exercise of the MCI Warrant.

     At December 31, 1997, there were also outstanding options to purchase an additional 871,800 shares of Common Stock at a weighted average exercise price of $1.32 per share. To the extent these options are exercised, there will be further dilution to new investors in the net tangible book value of their shares. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

     The following selected financial data for the period from November 22, 1996 (inception) to December 31, 1996, for the year ended December 31, 1997 and for the period from inception to December 31, 1997 have been derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, independent public accountants. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                                                 PERIOD FROM
                                                        PERIOD FROM NOVEMBER                                  NOVEMBER 22, 1996
                                                        22, 1996 (INCEPTION)            YEAR ENDED             (INCEPTION) TO
                                                           TO DECEMBER 31,             DECEMBER 31,             DECEMBER 31,
                                                                 1996                       1997                     1997
                                                      ----------------------      -------------------      --------------------
STATEMENT OF OPERATIONS DATA:
  Revenue.........................................      $                 --          $     1,199,293         $       1,199,293
  Expenses:
    Campus operating expenses.....................                        --                7,133,744                 7,133,744
    Management fees due to Sylvan.................                   480,000                2,400,500                 2,880,500
    Other selling, general and administrative.....                 1,155,171                5,380,972                 6,536,143
                                                      ----------------------      -------------------      --------------------
      Total expenses..............................                 1,635,171               14,915,216                16,550,387
  Other income (expense):
    Interest income...............................                        --                  536,100                   536,100
    Interest expense..............................                        --                 (391,312)                 (391,312)
                                                      ----------------------      -------------------      --------------------
  Net loss........................................      $         (1,635,171)         $   (13,571,135)        $     (15,206,306)
                                                      ======================      ===================      ====================
  Net loss per common share attributable
    to common stockholders........................      $              (0.26)         $         (1.98)        $           (2.24)
                                                      ======================      ===================      ====================

                                                             DECEMBER 31,             DECEMBER 31,
                                                                1996                      1997
                                                      ----------------------      ---------------------
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.......................        $  13,000,000               $  3,850,400
  Working capital.................................           11,616,200                 (1,290,891)
  Total assets....................................           13,057,629                 14,510,389
  Total debt......................................            1,212,800                  7,033,076
  Redeemable preferred stock......................           11,300,000                 11,300,000
  Stockholders' equity (deficit)..................             (134,171)               (11,500,356)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its organization in November 1996, the Company has devoted substantially all of its efforts to raising capital, developing the Caliber network, recruiting and training personnel and establishing initial relationships with universities, corporations and suppliers. The Company has incurred cumulative net losses since inception and expects to incur additional losses for at least the next two years, due primarily to additional start-up costs related to the expansion of the Caliber network and costs associated with the development and marketing of products and services. The Company expects that losses will fluctuate from quarter to quarter and that the fluctuations may be substantial. As of December 31, 1997, the Company had accumulated losses of $15.2 million.

     Revenue. It is expected that future revenues will be generated primarily from the distribution of graduate level learning and professional development and training programs, as well as video conferencing, hourly classroom rental and related services. Revenues from university programs will be recognized ratably over the period that the courses are delivered. Some university contracts will provide for the university to recover its course development costs prior to allocation of any tuition revenue to the Company. See "Business--Lifelong Learning Products and Services."

     Contracts with commercial enterprises signed in the fourth quarter of 1997 and in the first quarter of 1998 for professional development and training programs provide for Caliber to receive specific program fees, based on the length of the program and the Caliber facilities utilized. The Company will recognize revenue from the distribution of courses and programs when the related tuition or fees are earned, which generally will be on a straight-line basis over the course or program distribution period. The Company also anticipates that it will generate revenue from video teleconferencing services and hourly classroom rental, which will be recognized when the service is provided.

     Costs and expenses. The Company incurs operating costs and expenses related to campus operating expenses, management fees payable to Sylvan and selling, general and administrative expenses. Campus operating expenses consist primarily of payroll, lease expense, depreciation and telecommunications costs associated with the Caliber campuses.

     Since its organization in November 1996, Caliber has relied on Sylvan for certain resources, systems and personnel for management, administrative, legal, accounting and financial functions. Additionally, Sylvan provides office space for the Company's operations. Under the Sylvan Management Agreement, the Company agreed to pay Sylvan $2.9 million of management fees incurred from November 22, 1996 through December 31, 1997. The Company has agreed to pay Sylvan $2.0 million annually for these services in 1998 and 1999. During the next two years, the Company intends to develop its own systems to replace those currently provided by Sylvan and to add and integrate a substantial number of new managerial, finance, accounting and support personnel.

     Since Caliber's inception, selling, general and administrative expenses have consisted primarily of payroll and employee benefits, travel, marketing costs and consulting fees. The Company expenses all start-up costs related to program development and campus development when incurred. Course production costs related to the creation of various media and course materials will be capitalized and amortized over the expected useful lives of the media and materials. Advertising and marketing costs are expensed when incurred, except direct-response advertising costs related to a specific course offering, which will be capitalized and amortized over the course distribution period.

RESULTS OF OPERATIONS

     In 1997, the Company generated $1,199,293 of revenue. All of this revenue resulted from the CBT Services Agreement with Sylvan. Under this agreement, Caliber manages 32 Sylvan Testing Centers ("STCs") that may be converted to Caliber Campuses in the future. The Company receives a fixed fee per month to manage these centers, a fee per test delivered above a specified number of tests, and 50% of profits to Sylvan from Sylvan's digital fingerprinting joint venture with Identix Corporation. Caliber pays all operating expenses for these 32 centers. During 1997, operating expenses exceeded the revenue received from Sylvan for Caliber's management of the 32 centers. See "Business--Sylvan Testing Centers" and "Certain Relationships and Related Transactions--CBT Services Agreement."

     During 1997, Caliber incurred $7,133,744 of campus operating expenses. Campus operating expenses include costs associated with the following: the opening of 19 Caliber Campuses in 1997, 13 Caliber Campuses that were in various stages of development and 32 STCs managed by Caliber.

     The Company incurred $1,155,171 and $5,380,972 of selling, general and administrative expenses in 1996 and 1997, respectively. As of December 31, 1997, the Company employed 46 management, sales and administrative personnel, compared to 14 at December 31, 1996. During 1997, the Company incurred approximately $600,000 of non-recurring expenses related to executive recruiting and relocation as well as start-up costs related to the implementation of distance learning technologies.

     During 1997, net interest expense was $144,788. The Company generated $536,100 of interest income from the temporary investment of cash received from Caliber's initial capitalization. Interest expense of $391,312 resulted from borrowings on the $3.0 million Sylvan Loan and interest on capital lease obligations.

     The Company recorded a net deferred tax asset of $5.9 million as of December 31, 1997. This deferred tax asset consisted principally of start-up costs capitalized for income tax purposes and net operating loss carryforwards. Income tax regulations contain provisions which may limit the use of net operating loss carryforwards in any given year if certain events occur, including changes in ownership of the Company. The Company has established a valuation allowance for the entire amount of its net deferred tax asset due to uncertainties regarding future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     In November 1996, the Company was initially capitalized with $13.0 million of equity from Sylvan, MCI and the other initial stockholders. To date, the Company has financed its operating and investing activities primarily with this initial capitalization, the Sylvan Loan, a portion of the Sylvan Subscription, a portion of the MCI Lease and Guarantee Commitment, deferral of payments due to Sylvan under the Management Agreement and deferral of interest due on the Sylvan Loan. As of December 31, 1997, the Company had cash and cash equivalents of $3.9 million, $5.4 million due under the $8.0 million Sylvan Subscription and $16.0 million available under the $20 million MCI Lease and Guarantee Commitment. The Company believes that these resources, together with the $ million of estimated net proceeds from this offering and $3.0 million of available borrowings under the Sylvan Loan will be sufficient capital for implementation of the Caliber network and to fund negative cash flow through at least 2000. However, there can be no assurance that the Company's cash resources following this offering will be sufficient to fund the Company's negative cash flow and the capital expenditures through 2000. The Company, therefore, may need to obtain additional equity or debt financing during this period. There can be no assurance that the Company will be able to obtain the additional financing to satisfy its cash requirements or to implement its growth strategy successfully, in which event the Company will be forced to curtail its planned business expansion and may be unable to fund its ongoing operations.

YEAR 2000

     The Company has initiated discussions with its significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with the Company's systems or otherwise impact its operations. The Company is assessing the extent to which its operations are vulnerable should those organizations fail to remediate properly their computer systems.

     The Company's comprehensive Year 2000 initiative is being managed by a team of internal staff and outside consultants. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations and that transactions with customers, suppliers, and financial institutions are fully supported. The Company is well under way with these efforts, which are scheduled to be completed in early 1999. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The cost of the Year 2000 initiatives is not expected to be material to the Company's results of operation or financial position.

                                    BUSINESS

     The Company is establishing a state-of-the-art, graduate level learning and professional training distribution network throughout the United States designed to meet the needs of prominent universities, major corporations and working adults. Caliber intends to distribute courses developed by prominent universities and to distribute professional development and training programs to Fortune 1000 corporations. Caliber has entered into a five-year contract with Johns Hopkins to begin a program for working adults in 1998. In addition, the Company has signed joint development agreements with the University of California at Berkeley Extension School and Georgetown University. The Company has entered into contracts with Compaq, Macmillan and MCI Systemhouse to begin programs in 1998. As of February 28, 1998, the Company had 29 Campuses open in 29 markets and expects to have 41 Caliber Campuses open in 40 markets by September 1998. Sylvan and MCI organized Caliber in November 1996, bringing together the educational services expertise of Sylvan and the telecommunications and technology expertise of MCI.

INDUSTRY OVERVIEW

     Expenditures in the post-secondary education market were approximately $210 billion in 1996, compared to approximately $170 billion in 1990. Of the $210 billion spent on post-secondary education in 1996, approximately $93 billion was spent on lifelong learning programs provided to working adults by universities, colleges and conventional distance learning providers. Corporations budgeted approximately $46 billion in 1997 to provide training for their employees, compared to $45 billion in 1990. The Company believes that an increasing need for technical skills in the workforce is the primary reason for growth in the training market. Corporations also spend significant amounts each year on corporate communications programs, such as product introductions and customer training. The U.S. Department of Education predicts that, by the year 2000, approximately 85% of all U.S. jobs will require post-secondary education or equivalent skills training.

     Lifelong Learning Programs. Increasing numbers of working adults have concluded that graduate level education is necessary for career advancement. Many would prefer to obtain this education from prominent universities because the prestige of these universities increases the value of the credentials earned. Practical constraints, however, often force working adults to choose local universities or conventional distance learning rather than attend prominent institutions farther from home.

     Most universities use a traditional learning method characterized by (i) on-campus classroom instruction, (ii) semester long courses and (iii) weekday course offerings. Universities prefer the classroom environment because of its live, interactive nature. Universities also believe this traditional learning method is needed to maintain consistent, high quality instruction and admissions standards. Additionally, most universities are unable or unwilling to expand existing campuses to accommodate more students or build satellite campuses to serve remote students. According to the National Center for Education Statistics, universities that are interested in providing distance learning have not offered these programs because of program development and equipment costs and limited technological infrastructure. Universities generally target their course content toward traditional, full-time students and, therefore, do not meet the career-oriented learning needs of working adults or the corporations who pay for their employees' education. To date, the alternatives for working adults have been conventional distance learning and local two-year and four-year colleges. Conventional distance learning allows working adults to learn through printed course materials or videotaped presentations, the Internet or one-way broadcast instruction. These methods address the problems of time and location, but they do not provide the benefits of traditional classroom learning.

     For-profit educational organizations, such as Apollo Group's University of Phoenix, Strayer University and DeVry's Keller School of Management, have succeeded by focusing on the practical needs of working adults. These organizations offer job-related courses at convenient times and locations; however, credentials obtained from these institutions may have less perceived value than those obtained from prominent universities. These organizations also rely on part-time, adjunct faculty rather than full-time university professors. Some prominent universities want to serve working adults, but the capacity of their campuses and faculty limits their ability to teach more students. These universities have not adopted conventional distance learning because they believe it would compromise the quality of their instruction and the integrity of their credentials.

     Many corporations pay for their employees' lifelong learning through tuition reimbursement plans. Typically, these plans reimburse employees for courses at any accredited academic institution as long as the course has some relevance to the employee's job and the employee achieves a passing grade. Corporations may derive greater benefits from their tuition reimbursement programs by gaining control over the content and quality of their employees' education.

     Corporate Communications and Training. Corporations have been spending increasing amounts on communicating with and training their employees, dealers and customers. Transporting corporate trainers to remote offices or transporting employees, dealers or customers to central training facilities is costly and difficult to coordinate. The corporate trainer is typically an intermediary between the expert and the employees, which may lower the quality of the training. In addition, the shortage of qualified training personnel causes many businesses to be unable to produce effective training programs.

     Communications technology can increase the quality and reduce the cost of corporate training programs. However, many businesses do not have the in-house expertise to establish their own technology-based distance learning programs. Internal training programs could be made more effective by outsourcing content preparation to a leading university or specialized training organization.

THE CALIBER LEARNING NETWORK SOLUTION

     Caliber combines the best elements of the traditional classroom with the convenience of distance learning. Caliber Campuses feature professional classrooms, educational facilitators, state-of-the-art satellite transmission, video conferencing, wide-area network computing and Internet technologies.
These features give working adults access to live, expert instruction, real-time two-way interactivity with the instructor and the ability to collaborate with other course participants. In addition, Caliber integrates personal computing and the Internet to enhance student-teacher interactivity and to extend the learning experience beyond the classroom.

     Caliber addresses the practical constraints of working adults by providing prominent university content and professional development and training programs at convenient times and locations. Caliber will provide working adults with a portfolio of graduate level courses from prominent universities. Caliber enables prominent universities to extend the market for their educational products without sacrificing high-quality instruction. Caliber accomplishes this by distributing live, interactive instruction developed by the university through satellite broadcast, video conferencing and Internet technologies to Caliber Campuses, which enables universities to have an outstanding instructor teach students simultaneously at different locations across the country. The Caliber network enables corporations to have an expert address its workforce, customers or dealers across the country at the same time. The Caliber network allows corporations to disseminate time sensitive subject matter rapidly. Caliber believes it is well positioned to deliver high-quality educational content produced by prominent universities as well as to manage collaboration between universities and corporations to produce customized professional development and training programs. Gaining control of the content and quality of their professional development and training programs will improve corporations' return on their tuition reimbursement plans and training expenditures.

STRATEGY

     To achieve its goal of becoming the leading provider of distance learning to working adults, Caliber has developed the following six-part strategy:

     Rapidly create the foremost distributed learning network. Caliber is establishing the first nationwide learning and professional training distribution network designed to meet the requirements of prominent universities, corporations and working adults. The Company's goal is to become the standard for distributed learning by maintaining high quality course content, advanced technology, a professional learning environment and a national presence. Caliber Campuses combine the best elements of the traditional classroom with the convenience of distance learning.

     Establish long-term strategic alliances with prominent universities. Caliber is forming strategic alliances with universities that have outstanding course content and national reputations. The Company intends to assemble a portfolio of high-quality, graduate level courses. Caliber plans to use its success in establishing these alliances to develop strategic alliances with other prominent universities and thereby broaden the scope of its offerings.

     Form consultative relationships with major corporations. Caliber is establishing working relationships with major corporations to provide cost-effective solutions for their communications, professional development and training needs. By establishing these alliances, Caliber intends to become the leading communication, professional development and training resource for Fortune 1000 companies. Caliber will assist major corporations in analyzing their communications, professional development and training needs and in producing effective distance learning solutions.

     Target professional development and training programs to specific industries. Caliber intends to focus initially on educational and training programs in the fields of health care, management development, information technology/engineering and education. These fields are characterized by (i) large, dispersed and changing professional populations; (ii) rapid changes in subject matter; and (iii) requirements for continuing education or professional development.

     Manage collaboration among prominent universities and corporations.
Caliber plans to use its alliances with prominent universities to facilitate collaboration between these universities and Caliber's corporate clients to develop customized professional development and training programs. Caliber will distribute these programs to dispersed corporate constituencies through the Caliber network.

     Optimize utilization of the Caliber network. Caliber intends to optimize utilization of the network by providing other services to increase Campus utilization, including video conferencing services and hourly classroom rental. Caliber expects that corporations will use the Campuses on weekdays for professional training and corporate communications programs and that working adults will use the Campuses in the evenings and on weekends for lifelong learning.

THE CALIBER NETWORK

     By September 1998, Caliber expects to have 41 Campuses linked to studios located near content providers and to each other by satellite transmission, video conferencing, wide-area network computing and Internet technologies. The Caliber network is designed to give working adults nationwide access to live expert instruction, real-time two-way interactivity with the instructor and the ability to collaborate with other students. The Caliber network integrates the capabilities of personal computing and the Internet to enhance instructor-student interactivity and to extend the learning experience beyond the classroom.

     The Caliber Learning Experience. A Caliber-trained educational facilitator will greet students entering a Caliber Campus and direct the students to their appropriate classrooms. In each classroom, the facilitator will distribute course materials to the students and familiarize them with the facilities, including the PCs embedded in their workstations, before instruction begins.
The class instructor will be located at a remote production studio, together with one or more teaching assistants and a Caliber studio technician. The technician will coordinate transmission of the instruction and presentation materials and manage the communications technologies so that students in all Caliber Campuses can interact with the instructor and teaching assistants throughout the presentation. When the instructor begins, the studio technician transmits the broadcast to the Caliber Campus classrooms. Students will view the instructor on a large projection screen located at the front of each classroom. The instructor can transmit any graphics or text being shown on projection screens directly to the students' PCs. The instructor can also use visual aids, such as PowerPoint(TM) slides, and direct the Caliber technician to display them either on the projection screen or the PCs, or both.

     At any time during the broadcast, the instructor can connect one or more classrooms directly to the studio using video conferencing so that the instructor can see and talk directly to students in any classroom while students in other classrooms view the exchange. Students can also interact with the instructor or teaching assistants by sending questions to the studio through their PCs. Teaching assistants can send responses immediately to the students' PCs, or they may choose to forward frequently asked questions to the instructor so the instructor can address those questions to all locations simultaneously. Students can communicate with others in their classroom and those in other classrooms through their PCs during or after the instructor's presentation. Between classes, students can access the course's own web page to review course materials and a log of frequently-asked questions.

     Caliber Campuses. The Company expects to have opened 41 Caliber Campuses in 40 markets by September 1998. Campuses will be in upscale commercial properties or upscale suburban malls. These locations will provide students with secure evening and weekend access and ample parking. The design and management of every Caliber Campus will be uniform, allowing the Company to achieve educational consistency and cost-savings. Most Caliber Campuses will have three classrooms which can be configured into one large room by retracting the soundproof walls. This gives Caliber the flexibility to serve large or small groups and the ability to designate a space which is physically and economically appropriate for the size of the group. The average classroom can seat 24 students and will have 12 multi-media computers embedded into the work stations. Each Caliber Campus also has a multi-purpose office, computer resource center and a video conferencing room. At the front of each classroom is a large projection screen, which enables each student to have an unobstructed view of the presentation.

           [Graphic depicting the configuration of a Caliber Campus.]


LIFELONG LEARNING PRODUCTS AND SERVICES

     Caliber intends to distribute lifelong learning programs to working adults through alliances with prominent universities. Caliber will focus initially on establishing alliances with universities having national reputations in the fields of health care, management development, information technology/engineering or education. Caliber offers these universities the facilities and marketing expertise to distribute their course content to a large number of working adults without lowering educational or admissions standards. Caliber will assist faculty members in adapting their course content into effective presentations which take full advantage of Caliber's interactive delivery capabilities. Caliber has a five-year agreement with Johns Hopkins to begin a graduate certificate program in April 1998. The University of California at Berkeley Extension School, and Georgetown University have signed joint development agreements to explore developing distance learning programs with Caliber.

     The Johns Hopkins University. Johns Hopkins offers a four-course program entitled the "Hopkins Business of Medicine" to physicians. This program teaches doctors the fundamental business skills needed to manage their practices effectively in the current managed care environment. Johns Hopkins currently offers the Hopkins Business of Medicine program on the Johns Hopkins medical school campus. Approximately 80 doctors complete the program every year, and there is a long waiting list. Johns Hopkins believes that many other physicians throughout the country would like to attend the program but are unable to take time away from their practices to travel to Baltimore. The program consists of four, ten-week courses. Doctors who complete the program receive 12 graduate level credits and a graduate certificate from Johns Hopkins. Physicians who complete the program as well as an additional 36 credit hours receive a Masters of Science in Business with a Concentration in Medical Management.

     Johns Hopkins has agreed to deliver the Hopkins Business of Medicine program through the Caliber network for a five-year period beginning in April 1998. Johns Hopkins will deliver the first course beginning in April 1998 at approximately 20 Caliber Campuses and expects to broadcast the Hopkins Business of Medicine program to approximately 30 campuses beginning in September 1998. Doctors can complete the entire Hopkins Business of Medicine program in 12 months, at a total cost to the student of $7,500. Caliber and Johns Hopkins will share profits once they have recovered their direct costs of developing, marketing and delivering the Program.

     Caliber has begun marketing the Hopkins Business of Medicine program to individual doctors, physicians' groups and other health care providers under the Johns Hopkins name. Doctors can respond by return mail, toll-free telephone or the Internet. Caliber also holds open houses at its Campuses.

     Future University Programs. Caliber is in discussions with other prominent universities that have expressed interest in forming alliances to deliver courses in such disciplines as education, engineering, telecommunications, international relations and health sciences. The Company believes there is significant demand for courses in these disciplines among working adults interested in advancing their careers and maintaining their certifications or licenses. To date, these discussions have led to joint development agreements with the University of California at Berkeley Extension School, and Georgetown University. The University of California at Berkeley Extension School is exploring developing and delivering a telecommunications graduate certificate program specifically designed for employees of MCI. Georgetown University is exploring developing an international relations graduate certificate program.

CORPORATE PRODUCTS AND SERVICES

     The Company intends to market the Caliber network to Fortune 1000 corporations as a solution to their corporate communications, professional development and training needs. Caliber will make its network available to corporations to provide nationwide distribution of corporate communications, professional development and training programs. Caliber will assist corporations in redesigning programs to take advantage of Caliber's telecommunications and computing technologies. In addition, Caliber plans to use its relationships with prominent universities to manage collaboration between corporations and universities to develop high quality, effective professional development programs with content specifically tailored to the corporations' needs. Corporations also can utilize the Caliber network to communicate with and educate their dealers and customers.

     Compaq Dealer Training. In January 1998, Caliber entered into a three-year agreement with Compaq to deliver communications and training to its dealers through the Caliber network. Compaq will invite dealers to convenient Caliber Campuses to receive information and training on newly introduced Compaq products. Compaq has agreed to produce 15 to 20 programs a year, each to be delivered to approximately 50 Caliber classrooms at a fixed cost per program. A program is defined as up to four hours of broadcast time delivered in up to 50 classrooms. In February 1998, the first Compaq program was delivered to approximately 700 dealers at 29 Caliber Campuses.

     Caliber trains Compaq's instructors to use the Caliber network and converts Compaq's training content to a format appropriate for broadcast. Caliber also facilitates training programs by checking in dealers, distributing class materials and supporting the dealers during the program as well as testing dealers and returning raw testing data to Compaq. Compaq has the right to terminate the agreement after two years if its distance learning requirements change so that Caliber cannot meet those requirements.

     MCI Systemhouse Training. MCI Systemhouse, a systems integrator with 1997 revenues of approximately $1.7 billion, has agreed to spend a minimum of $1.0 million through February 1999 to use the Caliber network to deliver internal professional development classes, new employee orientation classes and a series of topical seminars open to employees and the public. Traditionally, MCI Systemhouse has delivered its training programs live at a single location and has not offered topical seminars to the public.

     Macmillan Computer Publishing. Caliber and Macmillan have entered into a three-year contract to distribute, through the Caliber network, training courses on widely-used software application programs. The courses are designed to expand the expertise of corporate technology professionals and to train non-professionals to become qualified as information technology ("IT") professionals. Macmillan will develop courses consisting of both instructor-led training modules and Internet-based modules to support the instructor. Each instructor-led training module will consist of two sessions offered over two days. Macmillan will supply the instructors and all written course materials. Caliber will assist Macmillan with conversion of the courses to the Caliber environment, development and execution of a marketing plan and coordination of student registration. The courses will be jointly marketed by Macmillan and Caliber. The Company anticipates that Macmillan will offer at least 15 IT professional training courses during the course of the contract. Macmillan is obligated to deliver at least eight courses during the first year of the contract.

     Wave Technologies. Caliber has entered into an agreement with Wave Technologies, Inc. ("Wave"), under which Wave, an IT training company, will offer technology training seminars, workshops and other informational programs on timely IT topics to working adults through the Caliber network. Wave will introduce three pilot programs in the third and fourth quarters of 1998, with each pilot program lasting approximately six hours. Caliber has committed at least 30 classrooms to each of these programs. Caliber and Wave have agreed to negotiate to extend the duration and scope of their relationship, subject to the success of the pilot programs.

     IT Insight. Caliber is developing, in conjunction with several specialized IT training companies, a series of monthly technical seminars on new Microsoft products and other leading software products. This program will be called "IT Insight" and will be aimed toward IT development officers responsible for establishing technology strategies for their employers. Seminars will consist of in-depth technical briefings based on research, case studies and analysis by technical experts. Seminar instructors will discuss the features and functions of new products as well as the current technology framework and implementation issues. Seminars will initially focus primarily on new Microsoft offerings. Microsoft has agreed to include the IT Insight seminars on the Microsoft Developers' home page and to provide guest speakers to discuss Microsoft programs. Caliber will be responsible for registration and will collect evaluations at the end of each seminar. Caliber expects to begin broadcasting this series by the end of June 1998.

     Other Programs. Intel Corporation ("Intel") and Life Underwriters Training Council ("LUTC") have each agreed to distribute pilot programs through the Caliber network. Intel will conduct a training program for its value-added resellers, and LUTC will conduct two communication and training programs for its professionals and clients.

OTHER PRODUCTS AND SERVICES

     Caliber's strategy is to maximize the revenue generating capabilities of the Caliber network. To take advantage of available network capacity, Caliber intends to develop a range of programs on topics where there is an unmet need for large scale understanding. Caliber will develop programs that have proven marketability on a local basis and which the Company can efficiently configure for delivery through the Caliber network. The Company also plans to offer other services to increase Campus utilization, including video conferencing services and classroom rental on a per hour basis.

     Year 2000 Training. Caliber hired several former IBM employees to develop a COBOL training program designed to teach Year 2000 remediation skills. COBOL has not been widely taught as a computer programming language since the early 1980s, which has resulted in a severe shortage of programmers available to remediate the Year 2000 problem. The Year 2000 program will consist of six courses lasting between one day and five weeks and will cover topics ranging from COBOL training to executive briefings on Year 2000 issues. The cost per course is expected to be between $800 to $4,000. Caliber has an agreement with the University of Maryland System to train students at the University's downtown Baltimore campus. The University of Maryland System will market the availability of Year 2000 programmers to local businesses. Caliber anticipates that approximately 15 University of Maryland students will enroll in the first Year 2000 class, scheduled to begin in March 1998. Caliber also intends to market the program to Fortune 1000 companies, large systems integrators and federal and state governments.

     Classroom Rental and Related Services. Caliber will rent individual Caliber Campus classrooms and video conferencing services on a per hour or per day basis, with additional services available at additional fees. Classrooms can be used for meetings, training sessions and video conferencing. By using Caliber facilities, clients will not have to rent a local conference room or similar space and will not have to equip the space with personal computers and audio visual equipment. Clients provide their own course content and materials. Clients can load their software through Caliber's intranet to all of the PCs in the rented classroom or through the Internet to the PCs of remote attendees.

SYLVAN TESTING CENTERS

     Under the Testing Center Management and CBT Services Agreement (the "CBT Services Agreement"), Caliber agreed to assume management and responsibility for all obligations and operations of 32 Sylvan Testing Centers ("STCs") and to deliver computer-based testing ("CBT") services on behalf of Sylvan at those STCs through December 31, 2000. The Company receives a fixed amount per month to manage these centers, an additional fee per test delivered above a specified number of tests and 50% of profits to Sylvan from Sylvan's digital fingerprint joint venture with Identix Corporation. See "Certain Relationships and Related Transactions -- CBT Services Agreement."

CALIBER TECHNOLOGY

     The Caliber Learning Network features select telecommunication and computing technologies, such as digital satellite broadcasting, PCs with Pentium(R) processors, Internet and intranet technologies and room-based video conferencing. The Caliber network is a PC-based, open architecture network, comprised of state-of-the-art components which can be replaced or upgraded without redesigning the network.

     MCI Network Management Agreement. At its inception, Caliber decided to seek a strategic partner to whom it could outsource the design, supply and support of the infrastructure of the Caliber network. Accordingly, in July 1997, Caliber entered into a four-year Enterprise Management Agreement with MCI Systemhouse. Under this agreement, MCI Systemhouse agreed to design the network's infrastructure and supply and support the infrastructure's components (other than the satellite system), including the Caliber Data Center, and Caliber agreed to purchase all of these components through MCI Systemhouse. Support services include individual component maintenance, network fault and performance monitoring and help desk services. See "--Equipment and Telecommunications Services."

     Studio Technology. University professors and training instructors will broadcast from production studios that Caliber has leased and upgraded with the Company-designed Broadcast Origination Support System ("BOSS") as well as other telecommunications technology. The broadcast team consists of the Caliber technical coordinator, the instructor and one or more teaching assistants. The team uses the BOSS system to coordinate the broadcast of the presentation by satellite to Caliber Campuses and to facilitate interaction with students in all locations during and after the presentation through two-way video conferencing and Internet interfaces. The Caliber network uses digital satellite technology to deliver broadcast quality video and audio. The BOSS system consists of advanced PCs and video conferencing units configured in a local area network ("LAN"). A wide area network ("WAN") connection links the BOSS system to the Caliber Data Center. The video conferencing units use two-way video and audio signals, enabling an instructor to see and talk with students at any Caliber Campus while broadcasting the conversation to all other Campuses. The BOSS PC interfaces enable the instructor to present visual aids, such as PowerPoint(TM) slides or videotaped segments, simultaneously on all classroom PCs or the large classroom screens. Through BOSS, the instructor can ask students written questions through their PCs, students can answer through their PCs and answers can be immediately tabulated and presented both to the instructor and the students. The BOSS system's PC interface also allows the instructor to track all questions that have been asked during the course. The BOSS system's Internet interface enables the instructor and students to communicate asynchronously beyond the classroom, by asking questions, reviewing notes, distributing assignments and reprinting the text of presentations for students who have missed a class.

     Caliber designed the BOSS system to interface with standard production studio equipment so that Caliber can rapidly establish a network of broadcast studios by equipping existing studios. The BOSS system costs approximately $100,000 per studio. In addition to the cost of the BOSS system, Caliber anticipates that the average rent for a studio will be approximately $5,000 per day, depending on studio location.

     Data Center. The Caliber Data Center consists of multiple PC file servers, WAN equipment and high-speed data communications lines. Caliber uses a high-end PC file server as the production control server for the intranet application that controls all interactions during a course. The Data Center hosts PC Web servers to provide participants access to course materials and learning activities from outside Campuses.

     Campus Technology. Each Caliber Campus is equipped with approximately $200,000 of telecommunications equipment and computing technology. Principal components include satellite dishes, control PCs linked to the Caliber intranet, video conferencing units, a computer-controlled audio/video projection and lighting system, desktop PCs configured to the Internet and Caliber's proprietary classroom instruction software system. Each classroom contains PCs with Pentium(R) processors and a local web server connected to a Microsoft NT LAN and linked to the Caliber Data Center via a dedicated 56 kilobit frame relay line. Each classroom has a video conferencing unit linked to each Caliber studio and a large screen projector unit attached to the ceiling, through which the course is delivered. Since large screens are best viewed in dim lighting, the overhead lighting system automatically dims whenever the instructor is lecturing. When the instructor is talking to students within a classroom via videoconferencing, the lighting system automatically raises so that the students' images do not appear darkened when captured by the video conferencing unit. Caliber's classroom instruction software system allows students, through their PCs, to review course materials, chat with students at other sites, ask and respond to questions from the instructor, take notes, review frequently asked questions, receive individualized instruction from teaching assistants and run other software applications.

     Proprietary Software. Caliber developed its own Internet software application to control and deliver its distance learning courses. In addition to the normal "pull" functionality of Internet applications, Caliber has added a series of "push" functions that allow instructors to control the activities of participants. Caliber has designed its system to allow instructors to deliver an activity to the students' workstations within five seconds. Caliber has tested its application and believes that this level of performance can be achieved with up to 5,000 workstations in over 100 Campuses within the Caliber intranet.

     Caliber's software system has a subset of the major functions used for asynchronous distance learning. Caliber will extend the Internet functions of its software to include the major functions of most asynchronous distance learning tools to be able to fully support participants both when they are in the Campuses and when they are between sessions. Caliber's intent is to extend and maintain its software internally.

MARKETING AND SALES

     Caliber's principal marketing strategy is to establish long-term strategic alliances with prominent universities and with major corporations.

     Alliances with Prominent Universities. Caliber seeks to establish relationships with the provosts and deans of prominent universities who have responsibility for the distance learning initiatives of their universities. Senior management currently has primary responsibility for contact with the provosts and deans. Caliber anticipates hiring a Vice President of Academic Services during 1998 to assume primary responsibility for these activities.

     The first step to a university alliance is a joint development agreement which calls for Caliber and the university to work together to develop a program. A joint development agreement places Caliber in a preferred position if the university decides to engage in distance learning. A joint development agreement obligates Caliber to establish a broadcast studio and an affiliate learning center on the university's campus and obligates the university to provide Caliber the space for the studio and affiliate center. Caliber will identify and determine potential market demand for specific course offerings. Once a joint development agreement has been signed, Caliber will work with the provost and deans to identify courses appropriate for a pilot distance learning program.

     Alliances with Corporations. Caliber's initial marketing focus is on Fortune 1000 companies in the IT/engineering and professional services industries because these companies tend to have (i) geographically dispersed employees, dealers and customers, (ii) significant training requirements and
(iii) the need for rapid dissemination of information. Caliber targets senior management and others with responsibility for professional development and training or employee benefits, such as tuition reimbursement. Caliber uses a consultative marketing approach, believing that the Caliber network can be a solution to a corporation's training and communications needs only after Caliber has assessed those needs.

     Marketing and Sales to Working Adults. Caliber will assume primary responsibility for marketing the university programs to corporations and to individual working adults. Caliber plans to build program awareness through targeted direct mail, direct response advertising and outbound telemarketing. Caliber expects to use affinity marketing to members of professional associations within its target industries. Caliber intends to enlist the endorsement of corporations' senior management and human resource departments in marketing its university programs to the corporations' employees.

     Marketing and Sales Personnel. Caliber currently has 21 people dedicated to sales and marketing and expects to have approximately 35 people by the end of 1998. Caliber expects to establish a telemarketing operation by April

1998. Telemarketing representatives will be responsible for outbound telemarketing and for the enrollment of individuals who respond to Caliber's direct marketing campaigns.

EMPLOYEES

     The Company staff includes technical integration personnel responsible for maintaining and extending the Company's network; instructional design and video production staff who produce courses; sales and marketing staff; and Campus facilitators who assist in the delivery of courses on Caliber Campuses. Each Caliber Campus will have up to two facilitators. Caliber has a regional management staff that will recruit and train these facilitators. As of January 31, 1998, Caliber had 133 full-time employees and 111 part-time facilitators. The Company considers its relationship with its employees to be good.

COMPETITION

     Management believes that its principal potential competitors will be prominent universities located in the markets served by Caliber Campuses. In each of Caliber's markets, there are also other two-year and four-year colleges which have their own continuing education and graduate level programs. Each of these competitors offers live classroom instruction and, therefore, may enjoy a competitive advantage. Other competitors include for-profit educational organizations, such as the Apollo Group's University of Phoenix, Strayer University and DeVry's Keller School of Management, that provide lifelong learning programs targeted to working adults and feature live classroom instruction. Caliber may also compete with distance learning companies that offer self-paced correspondence courses, videos, audiocassettes and other distance learning products. More recent distance learning products include CD-rom and Internet-based instruction. If the Caliber distance learning concept proves successful, Caliber expects competitors to enter the market. For example, businesses that have facilities in multiple markets that could be linked by satellite, such as major hotel and movie theater chains, could decide to establish networks of distance learning facilities to compete with Caliber. Westcott Communications, Inc., which has established a one-way satellite-based network currently used by a number of larger corporations to distribute their training programs, could decide to make its network interactive. The Company also competes against a significant number of third party training companies that provide various training programs to corporations. In addition, corporations may continue to use internal resources to satisfy their training needs.

GOVERNMENT REGULATION

     State Licensure. Many of the states in which Caliber intends to open Caliber Campuses require that any entity providing educational programs obtain a license to operate. Some states accept accreditation as evidence of meeting minimum state standards for licensing. Other states impose their own standards, including, in some instances, standards for distance learning. The state in which a university is primarily located may require the university to obtain approval to offer distance education programs, even if delivered in another state. Moreover, the state receiving the university's distance education program may require that the university obtain a license to deliver distance education programs in that state. Some of these standards may limit the number of courses that may be offered through distance education, require specified levels of student support services, set minimum graduation requirements and otherwise restrict distance education programs. Since the prominent universities with which Caliber will establish alliances typically have campuses in only one state, they may not have considered whether delivering their course content in other states will subject them to the educational licensing requirements of those states.

     Some jurisdictions may require Caliber to obtain one or more educational licenses depending on the number of Caliber Campuses in that jurisdiction in addition to, or instead of, the licensing requirements for the university content providers even though Caliber only provides the delivery system for a licensed university's course content. State regulators may be reluctant to grant licenses to Caliber because it is not a traditional educational provider. Corporate content providers are not required to obtain educational licensing to deliver training and similar courses to their own employers; however, delivering this content through the Caliber network to the public generally may subject them to licensing requirements.

     Some universities with which the Company intends to contract may have campuses in only one state and may not have determined whether delivering courses to other states through distance learning will subject them to the additional licensing requirements of their home states or of the receiving states.

     State requirements for distance education are rapidly evolving, and Caliber cannot predict whether new requirements could adversely affect the way Caliber intends to deliver courses over its network. The Company believes that state and local universities and colleges, who may view the Company as competition, may be successful in persuading state legislatures to enact new laws making it more difficult for Caliber to operate as planned. Caliber or its content providers may be unable to obtain licenses to deliver courses as planned or required licensing may be unduly delayed or revoked.

     Businesses usually are not required to obtain state licenses to deliver training and professional development courses to their employees. Delivery of courses through the Caliber network to non-employees is likely to subject the business corporations to licensing requirements in some states.

     Accreditation. The Company intends to contract with universities accredited by recognized accreditation organizations. In some instances, specific programs offered by those universities may be accredited by specialized accreditation organizations. Some accreditation organizations have developed guidelines for distance education programs, which address such aspects of distance education as, curriculum and instruction, evaluation and assessment, library and learning resources, student services and facilities and finances.
As required by federal law, the institutional accreditation organization may view the offering of distance education as a substantive change to the university's operations, requiring prior written approval by the accreditation organization. There can be no assurance that accreditation requirements will not become more detailed or onerous in the future. If universities are required to seek approval for, and undergo monitoring of, distance education by accreditation organization, the Company may be unable to deliver courses when or as planned.

     Federal Student Financial Aid. The Higher Education Act of 1965, as amended ("HEA"), authorizes various federal student financial aid programs.
Most universities with which Caliber intends to contract participate in those programs. Programs that do not result in the granting of a degree, such as those to be offered initially by Johns Hopkins, are not eligible for federal student financial aid. If degree programs are offered in the future through the Caliber network, students may become eligible for federal student financial aid. HEA imposes numerous restrictions on institutions participating in federal student financial aid programs, including limitations on the number of courses that an institution of higher education may offer through telecommunications and on the number of students that may be enrolled in these courses. If the universities with which the Company contracts exceed those limitations, the institutions could lose their eligibility to participate in federal student financial aid programs.

     Failure of an otherwise eligible institution to comply with state licensing requirements could render that institution ineligible to participate in federal financial aid programs. If a university fails to obtain necessary state approval for distance education, it could be liable to the United States Department of Education ("ED") for student financial aid to students in the program or other penalties. Furthermore, the HEA restricts the ability of institutions to contract with third parties for educational programs. Because the Company will be providing only a delivery system for university courses rather than its own educational programming, the Company believes that these restrictions will not apply to its arrangements with universities, but there can be no assurance that ED will not reach a different conclusion.

     Student Affairs. Individuals enrolled in university programs offered through the Caliber network will be students of the university offering the program. As such, the students will generally have the same rights and responsibilities as other students enrolled at that university. Among other legal obligations to students, the universities with which the Company intends to contract are subject to federal and state laws protecting the privacy of student records and are likely to require the Company also to abide by those laws. These laws will limit the Company's ability to obtain and/or use student information or images for marketing or other purposes. If the Company were found to have misused student records, it could be barred under federal law from access to such records for five years. In addition, a university may be required, and may require the Company, to make reasonable accommodations for otherwise qualified disabled students to take courses through the Caliber network.

     HEA Reauthorization and Regulation Review. Congress is expected to consider reauthorization of the HEA in 1998. Treatment of distance education is expected to be a major topic in the reauthorization process. There can be no assurance that the HEA will not be amended to impose stricter or additional requirements which would affect the Company. In addition, state and federal regulation of distance education programs, as well as private accreditation of such programs, are undergoing significant review by ED, state regulators and accreditation organizations. Caliber cannot predict the scope or the outcome of this review with regard to state and federal regulation of distance education, neither the scope nor the outcome of any analysis, review or development can be confidently predicted. Government and private regulation of distance education may impose requirements that could delay, limit, impair or impede operations of the Caliber network. This additional regulation may delay, limit or impair the way Caliber intends to deliver educational content over its network.

FACILITIES AND EQUIPMENT

     The Company currently utilizes approximately 20,000 square feet of space in Baltimore for its corporate and administrative offices. Sylvan leases this space and charges the Company for its use as part of the Sylvan Management Agreement. In the second quarter of 1998, the Company expects to move its offices to another similarly sized location in Baltimore. This space will also be leased by Sylvan for the Company's behalf.

     Caliber Campuses. The Company expects to have opened 41 Caliber Campuses in 40 markets by September 1998, all of which will be on leased premises. The average size of a Caliber Campus is between 4,000 and 5,000 square feet. Campus leases have terms ranging from five to ten years. The Company expects its aggregate lease expense for all 41 Caliber Campuses to be approximately $3.5 million annually.

     The following shows the location of the Caliber Campuses open and under construction or planned as of February 28, 1998. Caliber Campuses under construction or planned are expected to be open by September 1998.

                   Opened                         Under Construction or Planned
     ----------------------------------------    -------------------------------

     Atlanta, GA        Nashville, TN            Chicago, IL
     Austin, TX         New Orleans, LA          Indianapolis, IN
     Baltimore, MD      Oklahoma City, OK        Long Island, NY
     Boston, MA         Orlando, FL              Los Angeles, CA
     Charlotte, NC      Paramus, NJ              Memphis, TN
     Cincinnati, OH     Philadelphia, PA         Miami, FL
     Cleveland, OH      Portland, OR             New York, NY
     Dallas, TX         Raleigh, NC              Phoenix, AZ
     Denver, CO         Rochester, NY            Pittsburgh, PA
     Detroit, MI        Salt Lake City, UT       San Francisco, CA
     Houston, TX        San Diego, CA            San Jose, CA
     Jacksonville, FL   Seattle, WA              St. Louis, MO
     Kansas City, KS    Tampa, FL
     Milwaukee, WI      Washington, DC
     Minneapolis, MN

     Affiliate Centers. The Company also expects to open affiliate centers on university campuses and at corporate training centers. Affiliate centers will be equipped with the same technology as Caliber Campuses and will be able to deliver the same Caliber learning experience, but most will have only one classroom. A university-based affiliate center will enable the university to test the Caliber network on a real time basis and may be available as an additional site for offering Caliber programs. Corporations can use an affiliate center located on their campus exclusively for their training programs. As of February 28, 1998, the Company had opened four affiliate centers and had agreements with two corporations to open additional affiliate centers during 1998. The Company expects that by the end of 1998, it will have opened approximately eight affiliate centers, at a cost to the Company of approximately $75,000 per center.

     Production Studios. As of February 28, 1998, Caliber had established BOSS-enabled studios at Maryland Public Television's facilities near Baltimore and The Production Company's Houston facilities. The Company also intends to establish one Company-owned studio in downtown Baltimore during 1998. Caliber intends to establish BOSS-enabled studios located near or on the premises of other universities and corporations as it enters into strategic alliances with them.

     Equipment and Telecommunications Services. Caliber has entered into a four-year Enterprise Management Agreement with MCI Systemhouse, under which MCI Systemhouse will provide the computer hardware, WAN system components and other infrastructure components (other than the satellite system) necessary to operate the Caliber network, as well as telecommunication services. MCI Systemhouse also will support and maintain these components. Under the Enterprise Management Agreement, although Caliber is not required to purchase exclusively from MCI Systemhouse, it must notify MCI Systemhouse of competitors' bids to provide equipment or services and give MCI Systemhouse the opportunity to furnish Caliber with the last bid. The Company's infrastructure components are standard design products bought unmodified from the manufacturer. The Company believes that alternative network components are available from a number of manufacturers.

PROPRIETARY RIGHTS

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights.

     The Company intends to file a comprehensive patent application with the U.S. Patent and Trademark Office ("PTO") covering certain features of the Caliber network which Caliber believes to be proprietary. The application describes the Caliber network as a distance learning system which emulates a classroom setting using satellite links, two-way video-conferencing, a PC-based network for directly linking each student to the instructor, BOSS technology and hardware, particular design features of the Caliber classrooms and furniture and certain unique control and switching mechanisms. Caliber is unable to predict whether it will be able to obtain this patent or if it does whether the patent will be effective to protect any portion of the Caliber network from infringement.

     The Caliber network employs a combination of proprietary and non-proprietary software. The Company considers proprietary certain applications software used to create the user-interface of the PC network. The Company may include the proprietary software in the patent application or, in the alternative, seek separate copyright protection for the software.

     Applications by the Company to register "Caliber," "Caliber Learning Campus," "Caliber Learning Network," and the Caliber logo as service marks are currently pending before the PTO. While the Company considers these marks to be proprietary and entitled to registration, there can be no assurance that these applications will be approved.

RISK MANAGEMENT

     The Company may be subject to claims that the Caliber network did not meet promised standards or that errors or omissions by the Company's employees contributed to disruptions in the network's operation. The Company carries insurance for public liability, property damage and workers' compensation, in amounts management believes to be adequate to cover these types of potential losses. The Company endeavors to include provisions in its contracts that limit the Company's liability for network failures and exclude liability for consequential damages. From time to time, the Company may become involved in routine legal proceedings incidental to the conduct of its business.

                                  MANAGEMENT
     The following table sets forth information regarding the executive officers, directors and key employees of the Company, effective as of completion of this offering:

EXECUTIVE OFFICERS AND DIRECTORS (1)         AGE                      POSITION
------------------------------------         ---                      --------
 R. Christopher Hoehn-Saric..............      35   Chairman of the Board of Directors
 Douglas L. Becker.......................      31   Vice Chairman of the Board of Directors, Secretary, Director
 Chris L. Nguyen.........................      36   President, Chief Executive Officer
 B. Lee McGee............................      42   Vice President; Treasurer
 Janeen M. Armstrong.....................      34   Director
 John P. Hill............................      63   Director
 Susan Mayer.............................      48   Director

KEY EMPLOYEES
-------------

 David R. Dobkin.........................      45   Senior Vice President, Corporate Services
 G. Bryan Polivka........................      40   Senior Vice President, Programming & Production
 William G. Durden.......................      48   Vice President, Academic Affairs
 R. Brady Locher, Jr.....................      43   Vice President, Marketing Services
 Richard Peterson........................      43   Vice President, Operations

_____________________
(1) The Company intends to add a director who is not affiliated with the Company, Sylvan or MCI to its Board of Directors and the Audit and Compensation Committees within 90 days after this offering.

     Each director holds office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Upon completion of this offering, the Board of Directors will be classified into three classes. Ms. Mayer and Ms. Armstrong will serve in the class whose term will expire at the 1999 annual meeting of stockholders; Mr. Hill and the new director will serve in the class whose term will expire at the 2000 annual meeting of stockholders; and Messrs. Becker and Hoehn-Saric will serve in the class whose term will expire at the 2001 annual meeting of stockholders. Upon expiration of the initial term of each class of directors, directors comprising that class will be elected to a three-year term at the next succeeding annual meeting of stockholders.

     The directors of the Company were elected pursuant to the Stockholders' Agreement. See "Certain Relationships and Related Transactions."

     R. Christopher Hoehn-Saric. Mr. Hoehn-Saric has served as Caliber's Chairman of the Board of Directors since November 1996. From November 1996 until February 1998, Mr. Hoehn-Saric also served as Caliber's Co-Chief Executive Officer. Mr. Hoehn-Saric has served as Chairman of the Board of Directors of Sylvan since April 1993 and as its Co-Chief Executive Officer since December 1995. From 1988 to 1993, he served as Sylvan's President. He also is a principal in Sterling Capital, Ltd., an investment partnership ("Sterling").

     Douglas L. Becker. Mr. Becker has served as Caliber's Vice Chairman of the Board of Directors and Secretary since February 1998. From November 1996 until February 1998, Mr. Becker served as President, Co-Chief Executive Officer and a director of Caliber. Mr. Becker has served as President of Sylvan since April 1993 and as its Co-Chief Executive Officer since December 1995. Mr. Becker served as Chief Executive Officer of Sylvan's Learning Center Division from February 1991 until April 1993. Mr. Becker was a co-founder of Health Management Corporation and Sterling.

     Chris L. Nguyen. Mr. Nguyen has served as Caliber's President and Chief Executive Officer since February 1998. From November 1996 until February 1998, Mr. Nguyen served as Caliber's Chief Operating Officer. Mr. Nguyen was Vice President, Testing Center Operations for Sylvan and Vice President of Operations of Sylvan

Prometric, Sylvan's computer-based testing division, from 1993 to November 1996, when he joined Caliber. He joined Sylvan's predecessor in 1987.

     B. Lee McGee. Mr. McGee has served as Caliber's Vice President and Treasurer since November 1996. Mr. McGee has served as Chief Financial Officer of Sylvan since April 1993, its Senior Vice President since December 1995 and was the chief financial and accounting officer of Sylvan's predecessor from 1987 until 1993.

     Janeen M. Armstrong. Ms. Armstrong has served as a director of Caliber since November, 1996. Ms. Armstrong has been self-employed as a certified public accountant and consultant since 1993. Ms. Armstrong is Mr. Hill's daughter.

     John P. Hill. Mr. Hill has served as a director of Caliber since November 1996. Mr. Hill has been self-employed as a financial consultant since 1975. Prior to 1975, Mr. Hill held various staff and supervisory positions with public accounting firms, the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission.

     Susan Mayer. Ms. Mayer has served as a director of Caliber since November 1996. Ms. Mayer has been Senior Vice President of MCI Communications Corporation since 1994. From 1993 to 1994, Ms. Mayer served as Vice President of MCI Communications Corporation. From 1996 to 1997, Ms. Mayer was also President and Chief Operating Officer of Sky MCI.

     David R. Dobkin. Mr. Dobkin has served as Caliber's Senior Vice President, Corporate Services since April 1997. Mr. Dobkin was a principal with the Connected Enterprise Solutions group of Ernst & Young LLP from 1996 to 1997. From 1995 to 1996, Mr. Dobkin served as Vice President, Sales and Marketing for The Times Mirror Company, and from 1979 to 1995, he held various management level sales and marketing positions with R. R. Donnelley & Sons.

     G. Bryan Polivka. Mr. Polivka has served as Caliber's Senior Vice President, Programming and Production since November 1996. Mr. Polivka served as Vice President, Programming of Westcott Communications Inc. from 1991 through September 1996. Prior to joining Westcott, Mr. Polivka was a producer with the National Broadcasting Corporation and ProServ Television.

     William G. Durden. Mr. Durden has served as Caliber's Vice President,
Academic Affairs since           1998.  Mr. Durden served as President of the
Sylvan Academy from May 1997 until        1998, and prior thereto, he served as
a Senior Fellow of the Wisconsin Policy Research Institute, the Executive Director of the Institute of the Academic Advancement of Youth and a member of the German Department of Johns Hopkins.

     R. Brady Locher, Jr. Mr. Locher has served as Caliber's Vice President, Marketing Services since July 1997. Mr. Locher served as Vice President of the Marketing Services Group of Automatic Data Processing, Inc. from 1992 until July 1997, and prior thereto, he held various positions in consumer products marketing and advertising.

     Richard F. Peterson. Mr. Peterson has served as Caliber's Vice President, Operations since July 1997. Mr. Peterson served as Vice President of Operations and Administration of Service Merchandise Co., Inc. from 1982 to July 1997.

     Other than Mr. Hill and Ms. Armstrong, there are no family relationships among any of the executive officers or directors of the Company.

DIRECTOR COMPENSATION

     Directors who are not employees of MCI, Sylvan or Caliber will receive for their service on the Board of Directors.

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee, effective following completion of this offering. At least two directors not affiliated with Sylvan or MCI will serve as the members of the Audit Committee and the Compensation Committee. The Audit Committee's principal functions will include making recommendations to the Board regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations of the independent public accountants as a result of their audit of the Company's financial statements. The Compensation Committee's principal function will be to establish the compensation of officers of the Company and to establish and administer the

Company's compensation programs, including the Company's 1998 Stock Option Plan. The Board of Directors may from time to time establish other committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Prior to this offering, the Company had no separate Compensation Committee or other committee performing equivalent functions. The Board of Directors or senior management determined compensation matters. Messrs. Hoehn-Saric and Becker, as Co-Chief Executive Officers, participated in these decisions and are employees and directors of Sylvan. None of the directors expected to serve on the Compensation Committee will be an employee of the Company, and neither the Chief Executive Officer nor any other executive officers will serve on the Compensation Committee. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information with respect to the annual and long-term compensation earned in 1997 by the Co-Chief Executive Officers and the other four highest paid officers (collectively, the "Named Officers") for services rendered in all capacities to the Company during 1997:

                                                                                                    LONG-TERM
                                                                                                     COMPEN-
                                                                                                      SATION
                                                       ANNUAL COMPENSATION                            AWARDS
                                       ----------------------------------------------------      --------------
                                                                                                    SHARES OF
                                                                                 OTHER               COMMON
                                                                                 ANNUAL               STOCK             ALL OTHER
                                                                               COMPENSA-            UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION                 SALARY            BONUS             TION(1)              OPTIONS              ($)(2)
-----------------------------------    --------------    --------------     --------------       --------------    -----------------
R. Christopher Hoehn-Saric(3)......                --                --                 --                   --                   --
  Co-Chief Executive Officer

Douglas L. Becker(3)...............                --                --                 --                   --                   --
  Co-Chief Executive Officer

Chris L. Nguyen(4).................          $140,833           $16,625             $6,600              250,000                   --
  Chief Operating Officer

David R. Dobkin(5).................           124,846            41,500              4,675               40,050              $58,935
  Senior Vice President, Corporate
  Services

G. Bryan Polivka...................           140,000            13,745              6,600               40,050               47,206
  Senior Vice President,
  Programming and Production

R. Brady Locher, Jr................            74,462            25,000              3,025               40,050               56,909
  Vice President, Marketing
  Services(6)

_____________________
(1) Amounts consist of car allowances.

(2) Amounts consist of reimbursed relocation expenses.

(3) Messrs. Hoehn-Saric and Becker served as Co-Chief Executive Officers of the Company during 1997 and also as Co-Chief Executive Officers of Sylvan. During 1997, neither Mr. Hoehn-Saric nor Mr. Becker received any compensation from Caliber and are not expected to receive compensation for their services to Caliber in the future.

(4) Mr. Nguyen served as the Company's Chief Operating Officer during 1997. In February 1998, he became President and Chief Executive Officer.

(5) Mr. Dobkin joined Caliber in April 1997 and currently is entitled to an annual salary of $180,000 and an annual bonus based upon performance, not to exceed $90,000.

(6) Mr. Locher joined Caliber in July 1997 and currently is entitled to an annual salary of $165,000 and an annual bonus based upon performance, not to exceed $41,250.

NON-COMPETITION AGREEMENTS

     Since November 1996, Messrs. Hoehn-Saric and Becker have been subject to customary confidentiality and non-competition provisions in favor of the Company. The non-competition provisions do not restrict Messrs. Hoehn-Saric and Becker from working for Sylvan. All Caliber stock option grant agreements contain non-competition provisions.

OPTION GRANTS

     Option Grants. The following table sets forth information regarding options to purchase shares of the Common Stock granted during 1997 to each of the Named
Officers:

                                                            INDIVIDUAL GRANTS
                                --------------------------------------------------------------------
                                NUMBER OF
                                 SECURITIES     PERCENT OF                                       POTENTIAL REALIZED VALUE AT
                                UNDERLYING     TOTAL OPTIONS    EXERCISE                          ASSUMED ANNUAL RATES OF
                                 OPTIONS        GRANTED TO      PRICE PER       EXPIRATION        STOCK PRICE APPRECIATION
           NAME                  GRANTED        EMPLOYEES       SHARE(1)          DATE(2)           FOR OPTION TERM(3)
-----------------------------   -----------    -------------    ----------    --------------     ----------------------------
                                                                                                    5%                 10%
                                                                                                 --------           --------
R. Christopher Hoehn-Saric...            --               --            --                --            --                --
Douglas L. Becker............            --               --            --                --            --                --
Chris L. Nguyen..............        80,100              9.2%        $1.25           4/30/03
                                    169,900             19.5          1.25          11/20/03
David Dobkin.................        40,050              4.6          1.25           4/29/03
G. Bryan Polivka.............        40,050              4.6          1.25           6/19/03
R. Brady Locher, Jr..........        40,050              4.6          1.25           4/29/03

_____________________

(1) The exercise price equaled the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The exercise price is payable in cash or by delivery of shares of Common Stock having a fair value equal to the exercise price of options exercised.

(2) With certain exceptions, these options become vested, at the rate of 20% per year, beginning one year from the date of grant. Each optionee has generally agreed not to sell or otherwise transfer any shares acquired upon exercise of these options for two years after the date of this Prospectus.

(3)  The assumed annual rates of appreciation of 5% and 10% would result in the
     price of the Common Stock increasing to $     and $      , respectively,
     from an assumed initial public offering price of $ per share during the six-year term of the options. The 5% and 10% assumed annual rates of price appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission. The potential realizable value does not represent the Company's prediction of its stock price performance. There can be no assurance that the stock price will actually appreciate over the six-year option term at the assumed 5% and 10% rates, if at all.

OPTION HOLDINGS

     The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock held as of December 31, 1997 by the Named Officers. None of the Named Officers exercised any options to purchase Common Stock during 1997.

                                           Number of Securities Underlying
                                             Exercisable/Unexercisable                 Value of Unexercised In-the-
           Name                               Options at Year-End (1)                 Money Options at Year-End(2)
--------------------------------         -------------------------------------       --------------------------------------
R. Christopher Hoehn-Saric......                                         --(E)                                        --(E)
                                                                         --(U)                                        --(U)
Douglas L. Becker...............                                         --(E)                                        --(E)
                                                                         --(U)                                        --(U)
Chris L. Nguyen.................                                         --(E)                                        --(E)
                                                                    250,000(U)                     $                    (U)
David Dobkin....................                                         --(E)                                        --(E)
                                                                     40,050(U)                                          (U)
G. Bryan Polivka................                                         --(E)                                        --(E)
                                                                     40,050(U)                                          (U)
R. Brady Locher, Jr.............                                         --(E)                                        --(E)
                                                                     40,050(U)                                          (U)

--------------------------------

   (1)   (E) = Exercisable; (U) = Unexercisable.

   (2)   Value equals an assumed initial public offering price of $      per
         share, less the per share exercise price.


EMPLOYEE BENEFIT PLANS

     1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Company's Board of Directors and approved by the stockholders as of April 30, 1997. Under the 1997 Plan, a committee of the Board of Directors is authorized to grant stock appreciation rights and non-qualified or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase shares of Common Stock to any consultant, employee, officer or director of the Company as compensation for services rendered or contributions made to the Company. There are an aggregate of 1,000,000 shares reserved for issuance upon exercise of options granted under the 1997 Plan. With certain exceptions, employee options vest ratably over a five-year period commencing with the date of grant and expire six years after the date of grant, unless terminated earlier as a result of termination of employment. Options granted under the 1997 Plan are intended to qualify as incentive stock options to the maximum extent allowed by the Code. As of December 31, 1997, there were outstanding under the 1997 Plan options to purchase an aggregate of 793,800 and 78,000 shares of Common Stock at exercise prices of $1.25 and $2.00 per share, respectively, held by 61 employees. With certain exceptions, the options outstanding as of the date of this Prospectus will begin to be exercisable on April 30, 1998, assuming those currently holding options remain as employees of the Company. In connection with the Company's adoption of the 1998 Stock Incentive Plan, the 1997 Plan was terminated as to new grants.

     1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") was adopted by the Company's Board of Directors and approved by the
stockholders as of March    , 1998. The purpose of the 1998 Plan is to promote
the long-term growth and profitability of the Company by providing individuals with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and by enabling the Company to attract, retain and reward the best-available persons. The 1998 Plan provides for the grant of non-qualified stock options, incentive stock options within the meaning of
Section 422 of the Code, stock appreciation rights, restricted and non-restricted stock awards, phantom stock awards, convertible debentures and performance awards, each of which may be granted separately or in tandem with other awards. The Compensation Committee has authority to select the persons to whom awards will be granted and to determine the terms of each award. In addition, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or any subsidiary, changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1998 Plan. The Company has reserved an aggregate of 850,000 shares of Common Stock for issuance under the 1998 Plan. Participation in the 1998 Plan is open to all employees, officers, directors and consultants of the Company or its affiliated entities, although only employees of the Company or any subsidiary may receive grants of incentive stock options. No options or other awards have been granted under the 1998 Plan to date.

     Options under the 1998 Plan intended to qualify as incentive stock options under Section 422 of the Code must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant, but non-qualified stock options may be granted with an exercise price less than fair market value. Incentive stock options may not be exercisable more than ten years from the date the option is granted. If any employee of the Company or any subsidiary owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company, the exercise price for the incentive stock options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date, and the option may not be exercisable more than five years from the date the option is granted. The option exercise price may be paid in cash, in shares of Common Stock, by a combination of cash and shares or by any other means the Compensation Committee approves. Awards of stock appreciation rights, stock and phantom stock awards and performance awards may be settled in cash, shares of Common Stock or a combination of each, in the discretion of the Compensation Committee.

     The Board of Directors may terminate, amend or modify the 1998 Plan or any portion thereof at any time, except that all awards made prior to termination of the 1998 Plan will remain in effect until satisfied or terminated in accordance with the terms of the 1998 Plan and such awards.

     401(k) Savings Plan. The Company participates in the Sylvan 401(k) Retirement Savings Plan, a defined contribution pension plan with a cash or deferred arrangement as described in Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, so that contributions, and income earned thereon, are not taxable to employees until withdrawn. Generally, all employees of the Company who have completed at least three months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective pre-tax and/or after-tax salary deferral contributions up to 15% of his or her annual compensation, subject to statutory limits. The Company also may make annual discretionary matching contributions and discretionary profit sharing contributions in amounts determined by the Board of Directors, subject to statutory limits. As of December 31, 1997, the Company had not made any contributions. An employee must have performed one year of service before he or she is eligible to receive an allocation of such matching or profit sharing contributions. The Trustee of the 401(k) Plan invests each employee's account at the direction of the employee, who may choose among several investment alternatives, which do not currently include shares of Common Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Stock Purchase Agreement. The Company was capitalized pursuant to a Stock Purchase Agreement, dated October 23, 1996, under which MCI purchased 1.99 million shares of 8% Series A Convertible Preferred Stock for $10.0 million in cash; Sylvan purchased 1.0 million shares of Series B Junior Preferred Stock for $1.3 million in cash; each of R. Christopher Hoehn-Saric and Douglas L. Becker, Sylvan's Co-Chief Executive Officers, purchased 1.4 million shares of Class A Common Stock for $350,000 each in cash; and John P. Hill, an independent investor, purchased 4.21 million shares of Class B Common Stock for $1.0 million in cash. Messrs. Hoehn-Saric and Becker subsequently transferred their shares to Sterling Caliber Investment, L.L.C., which is owned by Messrs. Hoehn-Saric and Becker, two other investors and trusts for the benefit of their respective families.

     MCI Lease and Guarantee Commitment. Under the MCI Lease and Guarantee Commitment contained in the Stock Purchase Agreement, MCI committed to provide directly, or through a subsidiary, an aggregate of $20.0 million of (i) five year capital leases for computer hardware and software, video equipment, satellite equipment and other telecommunications equipment as well as furniture required for the business of Caliber (collectively, the "Required Equipment") or the procurement, installation and deployment, maintenance, financing, technology upgrades and appropriate support service for the Required Equipment, including, but not limited to, help desk services (collectively, the "Required Services");
(ii) guarantees by MCI of Caliber's obligations under other leases for Required Equipment or Required Services; or (iii) a combination thereof. The MCI Lease and Guarantee Commitment requires Caliber to notify MCI Systemhouse of the terms of other companies' bids to provide Required Equipment or Required Services leases and to give MCI Systemhouse the opportunity to furnish Caliber with the last bid for such leases but does not require Caliber to accept MCI Systemhouse's bid if, in Caliber's good faith judgment, a competitive bid is more advantageous to Caliber. In connection with the MCI Lease and Guarantee Commitment, MCI Systemhouse and Caliber entered into the Enterprise Management Agreement described in "Business--Caliber Technology."

     Under the MCI Lease and Guarantee Commitment, SHL Financial Services Telecommunications Corporation, an affiliate of MCI, ("SHL") has a first security interest in all furniture and equipment provided by MCI Systemhouse under the Enterprise Management Agreement and SHL has a first security interest in any furniture and equipment provided in any subsequent MCI Systemhouse lease. Under the Enterprise Management Agreement, upon certain events of default, MCI and MCI Systemhouse have the right to terminate the MCI Lease and Guarantee Commitment, the Enterprise Management Agreement and any other MCI Systemhouse leases.

     Stockholders' Agreement. In connection with the Company's capitalization, the Stockholders and the Company entered into the Stockholders' Agreement, pursuant to which: (i) Sylvan agreed to make the Sylvan Loan; (ii) Sylvan agreed to contribute an additional $8.0 million of capital to Caliber to the extent needed by Caliber for working capital; (iii) Mr. Hill granted Sylvan the Hill Option; (iv) the Stockholders' ability to transfer their shares of Caliber stock was restricted; (v) the Stockholders agreed to elect the other Stockholders or their representatives to the Company's Board of Directors; and (vi) the Company was prohibited from taking certain actions without the approval of MCI's Board representative. Pursuant to the Stockholders' Agreement, Mr. Hill, Ms. Armstrong, Mr. Hoehn-Saric, Mr. Becker and Ms. Mayer were elected and currently serve as directors of the Company. The Stockholders' Agreement will terminate upon completion of this offering.

     Registration Rights Agreement. Under the Registration Rights Agreement, the Company has agreed to register under the Securities Act all or any portion of the shares of Common Stock owned by Sylvan, MCI and Sterling Caliber at any time upon their request during the four years after completion of this offering. Caliber is only required to register shares held by these Stockholders an aggregate of four times on an S-1 registration statement and an aggregate of six times on an S-3 registration statement. Caliber is required to register these shares on an S-1 registration statement only if the shares to be registered have a fair market value of at least $3.0 million and on an S-3 registration statement only if the shares to be registered have a fair market value of at least $1.0 million. Caliber can require any offering of the registered shares to be underwritten by one or more investment banking firms of national reputation selected by the Company if the fair market value of the shares being registered exceeds $3.0 million.

     MCI Warrant. The Company issued the MCI Warrant to MCI in connection with MCI's purchase of 1.99 million shares of 8% Series A Convertible Preferred Stock. The MCI Warrant has been generally exercisable for that number of shares of Common Stock that would equal 7% of the total number of shares outstanding (on a fully diluted basis) after exercise of the MCI Warrant. As a result of this offering, the MCI Warrant will be exercisable for [_] million shares but no longer subject to adjustment (except for stock splits and similar changes in the capitalization of the Company). The aggregate exercise price of the MCI Warrant is $3.78 million.

     Sylvan Loan. As of December 31, 1997, the Company owed $3.0 million to Sylvan under the Sylvan Loan. Amounts outstanding bear interest at 1% above the NationsBank prime rate. As of December 31, 1997, principal outstanding under the Sylvan Loan bore interest at 9.5%. Accrued interest payable under the Sylvan Loan was $301,784 at December 31, 1997. The Company intends to use a portion of the net proceeds from this offering to repay the Sylvan Loan with accrued interest. The Sylvan Loan will continue to be available to Caliber after completion of this offering.

     Hill Option. Mr. Hill granted Sylvan the right to purchase his 4.21 million shares of Class B Common Stock. Immediately prior to closing of this offering, Mr. Hill's shares will automatically be exchanged for 4.21 million shares of 6% Non-Voting Convertible Preferred Stock, and Sylvan will exercise the Hill Option and purchase all of Mr. Hill's shares of 6% Non-Voting Convertible Preferred Stock for $5.0 million.

     Sale of Shares to Management. Since November 1996, Caliber has sold shares of Common Stock for $1.25 per share as follows: B. Lee McGee - 80,100 shares; Chris L. Nguyen - 40,050 shares; David Dobkin - 60,075 shares; Brian Polivka - 40,050 shares; and Brady Locher - 60,100. All of Mr. Polivka's shares as well as 40,050 of the shares issued to each of Messrs. Dobkin and Locher were in exchange for services rendered or as an employment bonus.

     Sylvan Management Agreement. Since Caliber's formation in 1996, Caliber has occupied a portion of Sylvan's facilities, the rent for which is included in the management fee payable to Sylvan. In addition, Sylvan has provided to Caliber certain administrative support and executive management services, including financial management; tax and accounting services; legal services; management information services; and human resources administration. Sylvan and Caliber entered into an Intercompany Management and Facility Use Agreement dated January 1, 1998, which expires on December 31, 1999. Under this agreement, Sylvan will continue to provide facilities and services to Caliber on an as-needed basis and in accordance with past practice, subject to Caliber's payment of a $2.0 million annual facility use and management fee. Caliber has accrued approximately $2.9 million of facility use and management fees through December 31, 1997 which will be paid to Sylvan upon consummation of the offering.

     CBT Services Agreement. Under the Testing Center Management and CBT Services Agreement, as amended (the "CBT Services Agreement"), Caliber agreed to assume management and responsibility for operation of 32 Sylvan Testing Centers and to deliver computer-based testing ("CBT") services on behalf of Sylvan at those STCs through December 31, 2000. Caliber is responsible for utilities, salaries, data communications and, in the case of STCs leased from the NASD by Sylvan, all operating costs billed to Sylvan by the NASD under a management agreement between those parties. In return, Sylvan pays Caliber a fixed amount per month, 50% of any profits Sylvan receives from its digital fingerprinting joint venture with Identix Corporation. Mr. Nguyen and Mr. Hoehn-Saric are directors of the Sylvan Identix joint venture.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information as of the date of this Prospectus (after giving effect to the Preferred Stock Conversion, the Recapitalization and Sylvan's exercise of the Hill Option), as to the beneficial ownership of the Common Stock by (i) each person who owns beneficially more than 5% of the Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Officers, and (vi) all directors and executive officers as a group and
(vii) the Selling Stockholder. Unless otherwise indicated, each named person exercises sole voting and investment power.

                                                            Shares Beneficially         Shares        Shares Beneficially
                                                          Owned Prior to Offering       Offered      Owned After Offering
                                                       ------------------------------              ------------------------------
Name of Beneficial Owner(1)                               Number             Percent                 Number             Percent
---------------------------------------------------     ----------         ----------              ----------         -----------
Sylvan Learning Systems, Inc.(2)...................       1,000,000          16.4%           --    1,000,000                  %
MCI Communications Corporation(3)..................
R. Christopher Hoehn-Saric(4)(5)...................       1,400,000          22.9            --    1,400,000
Douglas L. Becker(4)(5)............................       1,400,000          22.9            --    1,400,000
Chris L. Nguyen(6)(7)(8)...........................          56,075          *               --       56,075                  *
David R. Dobkin(7)(8)..............................          68,085          *               --       68,085                  *
G. Bryan Polivka(7)(8).............................          48,060          *               --       48,060                  *
R. Brady Locher, Jr.(7)(8).........................          60,100          *               --       60,100                  *
Janeen M. Armstrong................................              --            --            --           --                 --
John P. Hill.......................................              --            --            --           --                 --
Susan Mayer(9).....................................              --            --            --           --                 --

All directors and executive officers as a group
(7 persons)........................................       3,112,415                                3,112,415

_____________
* Less than 1%.
(1) The address of each stockholder listed in the table is c/o Caliber Learning Network, Inc., 1000 Lancaster Street, Baltimore, Maryland 21202, except MCI Communications Corporation and Ms. Mayer, whose addresses are 1801 Pennsylvania Avenue, NW, Washington, DC 20006.
(2) Excludes 4.21 million shares of 6% Non-Voting Convertible Preferred Stock, convertible into Common Stock, on a share for share basis, beginning two years from the date of this Prospectus.
(3) Includes        million shares of Common Stock issuable upon exercise of the
    MCI Warrant.
(4) In November 1996, Messrs. Hoehn-Saric and Becker each transferred 1.4 million shares of Common Stock to Sterling Caliber but retained voting power over all of the transferred shares. The shares held by Sterling Caliber are owned equally by Douglas L. Becker, R. Christopher Hoehn-Saric, Eric Becker (Douglas L. Becker's brother) and Steven Taslitz, or trusts for the benefit of their respective families.
(5) Excludes the 1 million shares of Common Stock and 4.21 million shares of
    6% Non-Voting Convertible Preferred Stock owned by Sylvan.
(6) Includes 40,000 shares held in two irrevocable educational trusts for the benefit of Mr. Nguyen's children and 16,020 shares underlying options which will be exercisable within 60 days of the date of this Prospectus.
(7) Includes 8,010 shares underlying options which will be exercisable within 60 days of the date of this Prospectus.
(8) Excludes outstanding options to purchase 233,980, 32,490, 32,490 and 80,100 shares of Common Stock held by Messrs. Nguyen, Dobkin, Polivka and Locher, respectively, none of which is exercisable within 60 days of the date of this Prospectus.
(9) Excludes the        million shares of Common Stock owned beneficially by
    MCI.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue up to 55 million shares of Common Stock, par value $.01 per share, and up to 4.21 million shares of preferred stock, par
value $0.01 per share.  Upon completion of this offering,            shares of
Common Stock (including the            shares offered hereby) and 4.21 million
shares of 6% Non-Voting Convertible Preferred Stock will be issued and outstanding.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. Subject to the prior rights of any outstanding preferred stock, the shares of Common Stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of the Company upon liquidation. The stockholders have no preemptive rights to purchase any shares of the Company's capital stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

     The Board of Directors, without further action by the holders of the Common Stock, is authorized to classify any shares of its authorized but unissued Common Stock as preferred stock in one or more series, from time to time. With respect to each series, the Board of Directors determines the number of shares constituting such series, the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to any dividends payable on any other class of stock, whether the shares of each series shall be redeemable and the terms thereof, whether the shares shall be convertible into Common Stock and the terms thereof, the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, the voting rights, if any, of shares of each series and any other rights and privileges not in conflict with the Company's charter and any qualifications, limitations or restrictions thereof. The Board of Directors has no present intention to issue any additional series of preferred stock. The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company not approved by the Board of Directors.

6% NON-VOTING CONVERTIBLE PREFERRED STOCK

     Dividends. Holders of 6% Non-Voting Convertible Preferred Stock are entitled to receive pro rata for each share held, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative annual cash dividends aggregating $60,000, payable beginning May 31, 1999. Accumulated dividends will not bear interest.

     Until all accumulated dividends are paid in full, the Company may not, without first obtaining the consent of the holders of all of the outstanding shares of 6% Non-Voting Convertible Preferred Stock, declare or pay dividends on or make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of the Company's capital stock ranking junior to the 6% Non-Voting Convertible Preferred Stock (other than shares acquired in exchange for other shares of the Company's capital stock ranking junior to the 6% Non-Voting Convertible Preferred Stock).

     Conversion. Shares of 6% Non-Voting Convertible Preferred Stock will be convertible to Common Stock on a one for one basis, subject to adjustment for stock dividends, stock splits and similar changes in the capitalization of the Company. Generally, holders of the 6% Non-Voting Convertible Preferred Stock may not exchange their shares for shares of Common Stock until two years from the date of this offering. However, in the event of a Qualified Public Offering, holders of the 6% Non-Voting Convertible Preferred Stock may elect to convert their shares of 6% Non-Voting Convertible Preferred Stock to Common Stock immediately prior to the closing thereof but only to the extent of shares of Common

Stock issued upon such conversion that are included by such holders in the Qualified Public Offering. For these purposes, a "Qualified Public Offering" means an underwritten public offering pursuant to a registration statement filed by the Company under the Securities Act which includes shares of Common Stock to be sold by one or more holders. Holders of 6% Non-Voting Convertible Preferred Stock also may convert their shares to Common Stock immediately prior to a Change of Control of the Company. For these purposes, a "Change of Control" means (i) any person, other than the Company, becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation with the Company), of shares of capital stock of the Company entitling such person to exercise in excess of 50% of the total voting power of all share of capital stock of the Company entitled to vote generally in the election of directors; (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale or transfer of the assets of the Company, as an entirety or substantially as an entirety, to another person; or (iii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the one-year period immediately preceding such change cease for any reason to constitute a majority of the directors then in office.

     Redemption. The 6% Non-Voting Convertible Preferred Stock is not subject to redemption.

     Liquidation. The holders of the 6% Non-Voting Convertible Preferred Stock are entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, a liquidation preference for each share of the 6% Non-Voting Convertible Preferred Stock equal to $0.238 plus all accrued and unpaid dividends on such share to the date of payment, subject to adjustment for stock splits, combinations and dividends on the Common Stock. Until the holders of the Junior Preferred Stock have been paid their aggregate liquidation preference in full, no payment will be made to (i) any holder of the Company's capital stock ranking on a parity with the 6% Non-Voting Convertible Preferred Stock, except distributions made ratably on the 6% Non-Voting Convertible Preferred Stock and any stock ranking on parity therewith or
(ii) any holder of the Company's capital stock ranking junior to the 6% Non-Voting Convertible Preferred Stock.

     Voting Rights. Except as otherwise from time to time required by applicable law, the holders of shares of 6% Non-Voting Convertible Preferred Stock have no voting rights.

ANTI-TAKEOVER PROVISIONS OF CHARTER AND BY-LAWS

     Upon completion of this offering, the Company's Charter will provide for a Board of Directors of three classes, with the initial classes having one, two and three year terms, respectively, and thereafter staggered three year terms. Under the Charter, directors may be removed for cause only upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote in the election of directors. Under the By-Laws, the number of directors will be fixed at eight, which number may be changed only upon the vote of two-thirds of the directors then in office.

     The Company's Charter and By-Laws will require that any stockholder proposal relating to the nomination of a director must be delivered to the Company's Secretary no more than 90 days nor less than 60 days prior to the Annual Meeting of Stockholders at which such nominee will be voted upon.

     The foregoing provisions of the Charter and all provisions of the By-Laws may be amended or repealed by the stockholders only upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote thereon. The By-Laws also may be amended or repealed by the Board of Directors, but only upon the vote of at least two-thirds of the directors then in office. These provisions of the Charter and By-Laws could have the effect of discouraging takeover proposals and delaying or preventing a change in control of the Company not approved by the Board of Directors.

BUSINESS COMBINATIONS

     Under Section 3-601, et seq. of the Maryland General Corporation Law (the "Business Combination Statute"), certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation subject to the Business Combination Statute and any person who beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the preceding two years, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by all holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute does not apply, however, to business combinations that are (a) exempted in the corporation's charter prior to the time the corporation became subject to the Business Combination Statute or (b) approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. After a corporation becomes subject to the Business Combination Statute, in order to amend the corporation's charter to elect not to be subject to the foregoing requirements with respect to one or more Interested Stockholders, the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required.

CONTROL SHARE ACQUISITION

     Section 3-701 et seq. of the Maryland General Corporation Law (the "Control Share Acquisition Statute") provides that "control shares" of a Maryland Corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover,, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The Control Share Acquisition Statute does not apply to shares acquired in a merger, consolidation or share exchange to which the corporation is a party.

     The Business Combination Statute and the Control Share Acquisition Statute could have the effect of discouraging takeover proposals and delaying or preventing a change of control of the Company not approved by its Board of Directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is State Street Bank and Trust Company, Boston, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding shares of Common Stock, plus 932,100 shares issuable upon exercise of currently outstanding options, million shares issuable upon exercise of the MCI
Warrant and 4.21 million shares issuable upon conversion by Sylvan of the 6% Non-Voting Convertible Preferred Stock. The shares offered hereby will be freely transferable unless acquired by affiliates of the Company. All of the remaining 6,110,425 outstanding shares, upon expiration of the Underwriters' lock-up described below, will be saleable under Rule 144 of the Securities Act, unless then held by affiliates of the Company. The 932,100 shares reserved for issuance upon exercise of outstanding options and the 850,000 shares reserved for future grants under the Company's 1998 Plan will be registered under the Securities Act upon completion of this offering. Those shares will be freely transferable upon issuance unless held by affiliates of the Company. The Company has granted MCI, Sylvan and Sterling Caliber, who hold 5.79 million shares of Common Stock and
4.21 million shares of 6% Non-Voting Convertible Preferred Stock, the right to have their shares of Common Stock registered under the Securities Act on one or more occasions over the next four years.

     Sales of substantial amounts of Common Stock following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

     All of the Company's officers who own Common Stock or hold options to purchase 7,500 shares or more, have agreed not to sell or otherwise dispose of any of their shares for a period of two years after the date of this Prospectus without the prior written consent of both BT Alex. Brown Incorporated and the Company. Sylvan, MCI and Sterling Caliber, who will hold, in the aggregate,
5.79 million shares of Common Stock and 4.21 million shares of 6% Non-Voting Convertible Preferred Stock at the completion of this offering, have agreed not to sell or dispose of any of their shares for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated and Caliber.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose securities are aggregated) who (together with predecessor holders who are not affiliates of the Company) has beneficially owned shares of Common Stock which were not acquired in an offering registered under the Securities Act ("restricted shares") for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock
(approximately     shares immediately following this offering) or (ii) the
average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. Restricted shares held by non-affiliates of the Company for more than two years can be sold without limitation under Rule 144. Affiliates of the Company must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period) in order to sell unrestricted shares (such as shares acquired by affiliates in the public market or registered shares acquired upon exercise of options.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, BT Alex. Brown Incorporated and NationsBanc Montgomery Securities LLC (together, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                 NUMBER OF
UNDERWRITERS                                                                      SHARES
------------                                                                  ---------------
BT Alex. Brown Incorporated...............................................
NationsBanc Montgomery Securities LLC.....................................



                                                                              ---------------
   Total..................................................................
                                                                              ===============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby, if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other dealers. After commencement of the initial public offering, the public offering price and other selling terms may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to , and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will
offer such additional shares on the same terms as those on which the      shares
are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company and the Selling Stockholder regarding certain liabilities, including liabilities under the Securities Act.

     To facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

     All of the Company's officers, together with all other employees who own Common Stock or hold options to purchase 7,500 or more, have agreed not to sell or otherwise dispose of any of their shares for a period of two years after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated and the Company. Sylvan, MCI and Sterling Caliber, who will hold, in the aggregate, 5.79 million shares of Common Stock and 4.21 million shares of Non-Voting Convertible Preferred Stock at the completion of this offering, have agreed not to sell or dispose of any of their shares for a period of one year after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors which will be considered in such negotiations will be the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors which may be deemed relevant by the Company and the Representatives.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. Certain legal matters relating to the offering will be passed upon for the underwriters by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements of Caliber Learning Network, Inc. at December 31, 1997 and 1996, and for year ended December 31, 1997 and the period from November 22, 1996 (date of inception) to December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http:\\www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS



                                    CONTENTS

Report of Independent Auditors...............................      F-2
Balance Sheets...............................................      F-3
Statements of Operations.....................................      F-5
Statements of Stockholders' Equity (Deficit).................      F-6
Statements of Cash Flows.....................................      F-7
Notes to Financial Statements................................      F-8

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Caliber Learning Network, Inc.

     We have audited the accompanying balance sheets of Caliber Learning Network, Inc. ("the Company"), a development stage company, as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1997 and for the period November 22, 1996 (date of inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caliber Learning Network, Inc., a development stage company, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period November 22, 1996 (date of inception) through December 31, 1996, in conformity with generally accepted accounting principles.


                                         /s/ Ernst & Young LLP

Baltimore, Maryland
March 5, 1998

                         CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                                          PRO FORMA
                                                                       DECEMBER 31,                      DECEMBER 31,
                                                       ------------------------------------------
                                                               1996                    1997                  1997
                                                       -------------------    -------------------     ------------------
                                                                                                          (UNAUDITED -
                                                                                                             NOTE 15)
ASSETS
Current assets:
  Cash and cash equivalents.......................             $13,000,000            $ 3,850,440            $ 8,219,798
  Accounts receivable.............................                       -                 17,400                 17,400
  Due from landlords for tenant allowances........                       -              1,427,525              1,427,525
  Other receivables...............................                  28,000                574,807                574,807
Prepaid expenses..................................                       -                 25,066                 25,066
                                                       -------------------    -------------------     ------------------

Total current assets..............................              13,028,000              5,895,238             10,264,596

Property and equipment:
  Furniture and fixtures..........................                  29,629              1,271,930              1,271,930
  Computer equipment and software.................                       -              2,723,993              2,723,993
  Leasehold improvements..........................                       -              4,727,830              4,727,830
                                                       -------------------    -------------------     ------------------
                                                                    29,629              8,723,753              8,723,753
  Accumulated depreciation and amortization.......                       -               (388,483)              (388,483)
                                                       -------------------    -------------------     ------------------
                                                                    29,629              8,335,270              8,335,270

Other assets......................................                       -                279,881                279,881
                                                       -------------------    -------------------     ------------------
Total assets......................................             $13,057,629            $14,510,389            $18,879,747
                                                       ===================    ===================     ==================

                         CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           BALANCE SHEETS (CONTINUED)

                                                                                                               PRO FORMA
                                                                                    DECEMBER 31,              DECEMBER 31,
                                                                         -------------------------------
                                                                               1996            1997               1997
                                                                         -------------     ------------     ----------------
                                                                                                              (UNAUDITED -
                                                                                                                NOTE 15)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses.................................    $  -            $  2,065,436         $  2,065,436
 Borrowings from Sylvan................................................      1,212,800        3,000,000            3,000,000
 Interest payable to Sylvan............................................              -          301,784              301,784
 Accrued dividends payable.............................................        199,000          995,000                    -
 Current portion of deferred tenant allowances.........................              -          208,014              208,014
 Current portion of capital lease obligations due to related party.....              -          615,895              615,895
                                                                         -------------     ------------     ----------------
Total current liabilities..............................................      1,411,800        7,186,129            6,191,129

Management fee payable to Sylvan.......................................        480,000        2,880,500            2,880,500
Deferred tenant allowances, less current portion.......................              -        1,226,935            1,226,935
Capital lease obligations due to related party, less current portion...              -        3,417,181            3,417,181

8% Series A Redeemable Convertible Preferred Stock, $.01 par value;
 1,990,000 shares authorized, issued and outstanding in 1996 and 1997,
 0 pro forma; $9,999,750 aggregate liquidation preference..............     10,000,000       10,000,000                    -

Series B Redeemable Junior Convertible Preferred Stock, $.01 par value;
 1,000,000 shares authorized, issued and outstanding in 1996 and 1997,
 0 pro forma; $1,000,000 aggregate liquidation preference..............      1,300,000        1,300,000                    -

Commitments and contingencies..........................................              -                -                    -

Stockholders' equity (deficit):
 6% Non-Voting Convertible Preferred Stock, $0.01 par value; 4,210,000
  shares authorized, issued and outstanding in pro forma...............              -                -               42,100
 Class A Common Stock, $.01 par value:
  Authorized shares -- 42,800,000; issued and outstanding shares of
   2,800,000 in 1996, 3,120,425 in 1997 and  0 in pro forma............         28,000           31,204                    -
 Convertible Class B Common Stock, $.01 par value:
  Authorized, issued and outstanding shares -- 4,210,000 in 1996 and 1997,
   0 in pro forma......................................................         42,100           42,100                    -
 Common Stock, $.01 par value:
  Authorized shares - 50,000,000; pro forma issued and outstanding shares
   of 6,110,425........................................................              -                -               61,104
 Additional paid-in capital............................................      9,629,900        9,992,004           21,262,104
 Subscription receivable...............................................     (8,000,000)      (5,364,358)                   -
 Deficit accumulated during the development stage......................     (1,834,171)     (16,201,306)         (16,201,306)
                                                                         -------------     ------------     ----------------
Total stockholders' equity (deficit)...................................       (134,171)     (11,500,356)           5,164,002
                                                                         -------------     ------------     ----------------
Total liabilities and stockholders' equity (deficit)...................    $13,057,629     $ 14,510,389         $ 18,879,747
                                                                         =============     ============     ================

        The accompanying notes are an integral part of these statements.

                         CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                  FOR THE PERIOD                                          FOR THE PERIOD
                                                NOVEMBER 22, 1996                                       NOVEMBER 22, 1996
                                               (INCEPTION) THROUGH              YEAR ENDED             (INCEPTION) THROUGH
                                                   DECEMBER 31,                 DECEMBER 31,               DECEMBER 31,
                                                       1996                        1997                        1997
                                               -------------------          -------------------        -------------------
Management fees from Sylvan                         $            -               $    1,199,293            $     1,199,293

Costs and expenses:
 Campus operating expenses                                       -                    7,133,744                  7,133,744
 Management fees to Sylvan                                 480,000                    2,400,500                  2,880,500
 Other selling, general and administrative
  expenses                                               1,155,171                    5,380,972                  6,536,143
                                               -------------------          -------------------        -------------------
                                                         1,635,171                   14,915,216                 16,550,387
Other income (expense):
 Interest income                                                 -                      536,100                    536,100
 Interest expense                                                -                     (391,312)                  (391,312)
                                               -------------------          -------------------        -------------------
                                                                 -                      144,788                    144,788
                                               -------------------          -------------------        -------------------
Net loss                                                (1,635,171)                 (13,571,135)               (15,206,306)
Dividends accrued on redeemable preferred
 stock                                                    (199,000)                    (796,000)                  (995,000)
                                               -------------------          -------------------        -------------------
Net loss attributable to common stockholders        $   (1,834,171)              $  (14,367,135)           $   (16,201,306)
                                               ===================          ===================        ===================

Basic and diluted loss per common share
 attributable to common stockholders
                                                    $        (0.26)              $       (1.98)            $         (2.24)
                                                ===================          ==================         ===================

Pro forma basic and diluted loss per common
 share attributable to common stockholders
                                                                                 $        (1.33)           $         (1.49)
                                                                             ==================         ===================

        The accompanying notes are an integral part of these statements.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                     CLASS A      CLASS B        ADDITIONAL
                                     COMMON       COMMON          PAID-IN       SUBSCRIPTION       ACCUMULATED
                                      STOCK        STOCK          CAPITAL        RECEIVABLE          DEFICIT             TOTAL
                                   ----------   -----------     -----------    ---------------    ---------------    --------------

Initial issuance of 2,800,000
 shares of Class A Common
 Stock and 4,210,000 shares
 of Convertible Class B
 Common Stock....................  $28,000     $ 42,100        $9,629,900      $ (8,000,000)    $            -     $   1,700,000
Loss for the period November
 22, 1996    (date of
 inception) through  December
 31, 1996........................          -            -                 -                 -         (1,635,171)       (1,635,171)
Dividends accrued on 8% Series
 A Convertible Preferred Stock             -            -                 -                 -           (199,000)         (199,000)
                                   ----------   -----------     -----------    ---------------    ---------------    --------------

Balance at December 31, 1996.....     28,000       42,100         9,629,900        (8,000,000)        (1,834,171)         (134,171)
Issuance of 200,275 shares of
 Class A Common Stock for cash...      2,002            -           248,306                 -                  -           250,308
Issuance of 120,150 shares of
 Class A Common Stock to
 employees as compensation.......      1,202            -            98,798                 -                  -           100,000
Stock options to purchase
 30,000 shares of Class A
 Common Stock granted to
 non-employees...................          -            -            15,000                 -                  -            15,000
Payment of stock subscription....          -            -                 -         2,635,642                  -         2,635,642
Loss for the year ended
 December 31, 1997...............          -            -                 -                 -        (13,571,135)      (13,571,135)
Dividends accrued on 8% Series
 A Convertible Preferred Stock             -            -                 -                 -           (796,000)         (796,000)
                                   ----------   -----------     -----------    ---------------    ---------------    --------------

Balance at December 31, 1997.....    $31,204     $ 42,100        $9,992,004      $ (5,364,358)    $  (16,201,306)    $ (11,500,356)
                                   ==========   ===========     ===========    ===============    ===============    ==============


        The accompanying notes are an integral part of these statements.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           STATEMENTS OF CASH FLOWS

                                                              FOR THE PERIOD                                       FOR THE PERIOD
                                                             NOVEMBER 22, 1996                                   NOVEMBER 22, 1996
                                                            (INCEPTION) THROUGH          YEAR ENDED             (INCEPTION) THROUGH
                                                               DECEMBER 31,              DECEMBER 31,               DECEMBER 31,
                                                                   1996                     1997                       1997
                                                           ---------------------     -------------------       -------------------
OPERATING ACTIVITIES
Net loss.................................................            $(1,635,171)           $(13,571,135)              $(15,206,306)
Adjustments to reconcile net loss to net cash
 used in operating activities:
Depreciation and amortization............................                      -                 388,483                    388,483
Non-cash compensation....................................                      -                 115,000                    115,000
Negative amortization of capital lease obligations
 charged to interest expense.............................                      -                  87,057                     87,057
Changes in operating assets and liabilities:
Accounts receivable......................................                      -                  10,600                     10,600
Other receivables........................................                (28,000)                (26,512)                   (54,512)
Prepaid expenses.........................................                      -                 (25,066)                   (25,066)
Accounts payable and accrued expenses related to
 operating expenses......................................                      -                 991,533                    991,533
Management fee payable to Sylvan.........................                480,000               2,400,500                  2,880,500
Interest payable to Sylvan...............................                      -                 301,784                    301,784
                                                           ---------------------     -------------------       --------------------
Net cash used in operating activities....................             (1,183,171)             (9,327,756)               (10,510,927)

INVESTING ACTIVITIES
Purchases of property and equipment......................                (29,629)             (4,215,073)                (4,244,702)
Increase in other assets.................................                      -                (279,881)                  (279,881)
                                                           ---------------------     ---------------------     --------------------
Net cash used in investing activities....................                (29,629)             (4,494,954)                (4,524,583)

FINANCING ACTIVITIES
Initial issuance of stock for cash.......................             13,000,000                       -                 13,000,000
Borrowings from Sylvan...................................              1,212,800               1,787,200                  3,000,000
Issuance of Class A common stock.........................                      -                 250,308                    250,308
Payment of subscription receivable.......................                      -               2,635,642                  2,635,642
                                                           ---------------------     -------------------       --------------------
Net cash provided by financing activities................             14,212,800               4,673,150                 18,885,950
                                                           ---------------------     -------------------       --------------------
Net increase (decrease) in cash and cash equivalents.....             13,000,000              (9,149,570)                 3,850,440
Cash and cash equivalents at beginning of period.........                      -              13,000,000                          -
                                                           ---------------------     -------------------       --------------------
Cash and cash equivalents at end of period...............            $13,000,000            $  3,850,440              $   3,850,440
                                                           =====================     ===================       ====================

        The accompanying notes are an integral part of these statements.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business

     Caliber Learning Network, Inc. (the "Company") was incorporated on March 28, 1996 under the laws of the state of Maryland for the purpose of providing adults with university-quality continuing education using multimedia technology. The Company was organized by Sylvan Learning Systems, Inc. ("Sylvan") and MCI Communications Corporation ("MCI") to bring together the educational services expertise of Sylvan and the technology and telecommunications expertise of MCI. The Company contracts with nationally recognized universities and corporations to provide high-quality courses through a multi-site, satellite-linked network of campuses throughout the nation. The Company, commencing November 1996, has devoted most of its efforts to raising capital, developing markets and recruiting and training personnel. Accordingly, minimal revenue has been generated from planned principal operations, and the Company is considered a development stage company at December 31, 1997.

     Effective May 1, 1997, the Company entered into an agreement with Sylvan to manage the operations of certain certification centers located throughout the United States which administer computer-based tests for major corporations, professional associations and government agencies. These centers may be converted into centers capable of delivering Caliber programs. Sylvan owns all of the outstanding shares of Series B Redeemable Junior Convertible Preferred Stock, and Sylvan's co-CEO's own, through Sterling Caliber, 2,800,000 shares of the outstanding Class A Common Stock.

     Basis of Presentation

     The Company incurred an operating loss of $13,571,135 for the year ended December 31, 1997 and $1,635,171 for the period November 22, 1996 (date of inception) through December 31, 1996. Operating deficiencies since inception have been funded by the stockholders. Management believes that additional financing will be obtained from its current investors and from other sources.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed for owned assets using the straight-line method over the useful lives of the assets. Assets capitalized under capital leases are amortized using the straight-line method over the lesser of the lease term or the useful life of the assets. No depreciation expense was recognized during the period from November 22, 1996 through December 31, 1996 as the assets were not placed in service until the end of that period.

     Deferred Tenant Allowances

     Payments made by landlords to the Company as incentives under operating leases are recorded as liabilities and recognized as reductions of rental expense ratably over the terms of the leases.

     Revenue Recognition

     Management fees under an agreement with Sylvan to manage certain computer-based certification centers are calculated based on a fixed amount per month, plus an additional fee per test delivered above a specified number of tests examination. These fees are recognized as revenue upon the delivery of the examination.

     Stock Options Granted to Employees

     The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees". The Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not elected. The Company accounts for its stock-based compensation plans using the intrinsic value method, and supplementally discloses in these financial statements the required pro forma information as if the fair value method had been elected.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS



2. LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per common share:

                                                  For the period                                    For the period
                                                 November 22, 1996                                 November 22, 1996
                                                (inception) through          Year ended           (inception) through
                                                 December 31, 1996         December 31, 1997       December 31, 1997
                                              ----------------------    ---------------------    ---------------------
Numerator:
Net loss                                                 $(1,635,171)           $(13,571,135)            $(15,206,306)
Preferred stock dividends                                   (199,000)               (796,000)                (995,000)
                                              ----------------------    --------------------      -------------------
                                                         $(1,834,171)           $(14,367,135)            $(16,201,306)
                                              ======================    ====================      ===================
Denominator:
Weighted average number of shares of
 common stock outstanding during the
 period
Shares of common stock issued for a                        7,010,000               7,126,690                7,115,426
 nominal value                                               120,150                 120,150                  120,150
                                              ----------------------     -------------------      -------------------
                                                           7,130,150               7,246,840                7,235,576
                                              ======================    ====================      ===================

Basic and diluted loss per common share                       $(0.26)                 $(1.98)                  $(2.24)
                                              ======================    ====================      ===================

     Base loss per share is based upon the average number of shares of Common Stock outstanding during each period. As required by the Securities and Exchange Commission, all securities issued by the Company for a nominal value have been included in the computations as if they were outstanding for all periods presented.

     Dilutive loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of convertible preferred stock and stock options and warrants, as described in Notes 7 and 10.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


2. LOSS PER SHARE (CONTINUED)

     Pro forma basic and diluted loss per common share attributable to common stockholders is presented to disclose the effect on loss per share of the assumed conversion of convertible securities which will convert into Common Stock upon the closing of the proposed initial public offering. For purposes of the pro forma computation, the convertible securities are assumed to have been converted on January 1, 1997 or the issuance date, whichever date is later.

     The following table summarizes the computations of pro forma basic and diluted loss per share presented in the accompanying statements of operations:

                                                                                        For the period
                                                                                       November 22, 1996
                                                                Year ended              (inception) to
                                                             December 31, 1997         December 31, 1997
                                                             -----------------         -----------------
Numerator:
  Net loss.................................................  $   (13,571,135)          $  (15,206,306)
                                                             =================         =================

Denominator:
  Shares used in historical calculation....................        7,246,840                7,235,576

  Add:
   Pro forma conversion of Series A
     Preferred Stock.......................................        1,990,000                1,990,000
   Pro forma conversion of Series B
     Preferred Stock.......................................        1,000,000                1,000,000
                                                             -----------------         -----------------
  Denominator for pro forma loss per
   share...................................................       10,236,840               10,225,576
                                                             =================         =================
Pro forma basic and diluted loss per
 common share.............................................. $          (1.33)          $        (1.49)
                                                            ==================         =================

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS



3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                For the period
                                                              November 22, 1996
                                                             (inception) through           Year ended
                                                              December 31, 1996         December 31, 1997
                                                             -------------------        -----------------
Non-cash investing and financing activities:
  Equipment acquired under capital lease..................   $                --        $       3,946,019
  Dividends accrued on Series A Redeemable
    Convertible Preferred Stock...........................               199,000                  796,000

4. MANAGEMENT FEE PAYABLE TO SYLVAN

     During all periods presented, the Company relied almost entirely on Sylvan's resources, systems and personnel for administrative, management, accounting and financial functions. As consideration for these services, Sylvan charged the Company $2,880,500, which was unpaid at December 31, 1997. This amount will begin to accrue interest effective January 1, 1999 at the prime rate plus 1%, and is payable in 48 equal monthly installments of principal and interest also beginning January 1, 1999. Notwithstanding, the management fee payable and all accrued but unpaid interest is due on demand by Sylvan upon the closing of an underwritten public offering of the Company's Class A Common Stock providing at least $15.0 million of net proceeds to the Company at a per share price of at least $10.05.

     The Company has agreed to pay an annual management fee of $2.0 million in 1998 and 1999, due in equal quarterly installments.

5. BORROWINGS FROM SYLVAN

     At December 31, 1997, Sylvan had loaned $3.0 million to the Company under a line of credit that bears interest at 1% above the prime rate as published by a defined commercial bank.

     During the year ended December 31, 1997, the Company recorded interest expense of $301,784 related to the borrowings from Sylvan.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


6. CAPITAL LEASES

     MCI, the holder of the 8% Series A Redeemable Convertible Preferred Stock has agreed to provide an aggregate of $20.0 million in lease financing or lease guarantees for the purchase of furniture and equipment.

     Property and equipment includes the following amounts for leases that have been capitalized at December 31, 1997:


Furniture and fixtures.................................................................  $      167,773
Computer equipment and software........................................................       2,133,606
Leasehold improvements.................................................................       1,644,640
                                                                                         --------------
                                                                                              3,946,019
Less:  accumulated amortization........................................................        (190,866)
                                                                                         --------------
                                                                                         $    3,755,153
                                                                                         ==============

     Amortization of leased assets is included in depreciation and amortization expense.

     Future minimum payments under capital lease obligations consist of the following at December 31, 1997:

1998...................................................................................  $        905,603
1999...................................................................................         1,196,046
2000...................................................................................         1,196,046
2001...................................................................................           950,606
2002...................................................................................           428,515
Thereafter.............................................................................           366,374
                                                                                         ----------------
Total minimum lease payments...........................................................         5,043,190
Amounts representing interest..........................................................        (1,010,114)
                                                                                         ----------------
Present value of net minimum lease payments (including current portion of $615,895)....  $      4,033,076
                                                                                         ================

7. PREFERRED STOCKS AND WARRANT


     The Company has authorized the issuance of 1,990,000 shares of 8% Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") and 1,000,000 shares of Series B Redeemable Junior Convertible Preferred Stock ("Series B Preferred Stock"). During the initial development stage period, all authorized shares of Series A Preferred Stock were purchased by MCI for $10.0 million, and all authorized shares of Series B Preferred Stock were purchased by Sylvan for $1.3 million. In addition, Sylvan, the purchaser of the Series B Preferred Stock is required to contribute an additional $8.0 million of cash as needed by the Company as additional consideration for the Series B Preferred Stock issued upon formation.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. PREFERRED STOCKS AND WARRANT (CONTINUED)

     In connection with the issuance of 1,990,000 shares of Series A Preferred Stock to MCI for $10.0 million, the Company issued to MCI a warrant to purchase 752,689 shares of Class A Common Stock at an exercise price of $5.025 per share ("the Warrant").

     Conversion Rights

     Each share of Series A Preferred Stock and Series B Preferred Stock will convert automatically into one share of Class A Common Stock upon the closing of an underwritten public offering of at least $15.0 million of net proceeds to the Company with a minimum per share price of $10.05. The conversion ratio is subject to increase in the event that additional shares of Common Stock are issued upon the exercise of stock options or the occurrence of other specified dilutive transactions.

     Redemption Rights

     The holders of the Series A and B Preferred Stock have the option to require the Company to redeem at a specified liquidation value all shares of such stock upon a change of control of the Company or upon sale of the Company, as defined by the Charter.

     In addition, in the event that the Company has not completed an underwritten public offering of its Class A Common Stock providing at least $15.0 million of net proceeds to the Company at a per share price of at least $10.05 by May 15, 2001, any holder or holders of the Series A Preferred Stock may elect to require the Company within 30 days to redeem all of its shares of Series A Preferred Stock at their liquidation value (as defined by the Company's Charter) and require the Company to purchase the Warrant (or, if already exercised, the shares of Class A Common Stock issued upon exercise of the Warrant) at the then fair market value. In the event that the Company subsequently completes an initial public offering within twelve months after it is required to redeem the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to additional consideration for each redeemed share of Series A Preferred Stock and Class A Common Stock underlying the Warrant, equal to the difference between 95% of the initial public offering price and the per share redemption amount.

     In the event that the Company has not completed an underwritten public offering of at least $15.0 million at a per share price of at least $10.05 within 12 months of the liquidation or redemption of the Series A Preferred Stock, any holder or holders of the Series B Preferred Stock or Class A Common Stock may request an appraisal of the Company by a nationally recognized investment bank. Upon receiving such appraisal, the holders of the Series B Preferred Stock have 90 days to elect to purchase all outstanding shares of Class A Common Stock or to sell all of its Series B Preferred Stock to the holders of the Class A Common Stock at the appraised fair market value.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. PREFERRED STOCKS AND WARRANT (CONTINUED)

     Dividend, Liquidation and Voting Rights

     The holders of the Series A Convertible Preferred Stock are entitled to receive, when declared by the Board of Directors, cumulative quarterly dividends at the annual rate of $0.40 per share. All accrued but unpaid dividends are payable upon the closing of an underwritten initial public offering of the Company's Class A Common Stock, providing at least $15.0 million of net proceeds to the Company at a per share price of at least $10.05 by May 15, 2001. At December 31, 1997, cumulative unpaid dividends were $995,000, or $0.50 per share.

     Each share of Series A Preferred Stock has a preference on liquidation equal to the greater of $5.025 per share or the amount per share the holders are entitled upon conversion to Class A Common Stock. Each share of Series B Preferred Stock ranks junior to the Series A Preferred Stock upon liquidation.

     The holders of Series A and B Preferred Stock have substantially the same voting rights as the holders of Class A Common Stock. As long as the shares of the Series A Preferred Stock represent at least 10% of the total number of shares of outstanding stock of the Company and until consummation of an initial public offering, the holders of the Series A Preferred Stock, voting as a separate class, may elect one member of a seven or fewer member Board of Directors, or that percentage of the total number of directors of the Company that equals the percentage of the total number of shares of outstanding stock then held by the holders of the Series A Preferred Stock of a more than seven member Board of Directors. Until the consummation of an initial public offering, the holders of the Series B Preferred Stock along with the holders of the Class A Common Stock, voting together as a separate class, are entitled to elect two directors.

8. COMMON STOCK

     The Company is authorized to issue 42,800,000 shares of $.01 par value Class A Common Stock and 4.21 million shares of $.01 par value Class B Common Stock. Each share of Class B Common Stock can be converted at any time, in whole or in part, into a share of Class A Common Stock, at the option of the holder. The holders of the Class A and B Common Stock have certain rights as described below.

     Rights of Holders of Class A and B Stock

     The holders of the Class A and B Common Stock are entitled to receive dividends when declared by the Board of Directors.

     In the event of liquidation, the holders of the Class A and B Common Stock are entitled to the remaining net assets of the Company after payment and provision for payment of the debts and other liabilities of the Company and the amount to which the holders of the Series A and B Preferred Stock are entitled.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


8.  COMMON STOCK (CONTINUED)

     The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share on all matters upon which stockholders of the Company are entitled to vote. Until the consummation of an initial public offering, the holders of the Class B Common Stock, voting as a separate class, are entitled to elect two members of the Board of Directors. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.


9.  SHARES RESERVED FOR FUTURE ISSUANCE

     The Company as of December 31, 1997 had reserved 4,638,607 shares of Class A Common Stock for future issuance upon the conversion of the Series A Redeemable Convertible Preferred Stock, Series B Redeemable Junior Convertible Preferred Stock, the exercise of all outstanding stock purchase warrants and the exercise of all outstanding stock options.

10. STOCK COMPENSATION PLAN

     Effective April 30, 1997, the Company adopted the Caliber Learning Network, Inc. 1997 Stock Option Plan which is administered by the Board of Directors.
The Plan provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 1,000,000 shares of common stock to eligible employees, officers, and consultants of the Company.

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1997 follows:

                                                                         Number
                                                                           of                   Weighted-Average
                                                                         Options                 Exercise Price
                                                                    -----------------          -------------------
Outstanding, beginning of year....................................                 --               $           --
Granted...........................................................            918,800                         1.31
Exercised.........................................................                 --                           --
Forfeited.........................................................            (47,000)                        1.25
                                                                    -----------------          -------------------
Outstanding, end of year..........................................            871,800               $         1.32
                                                                    =================          ===================

Exercisable at end of year........................................                 --
                                                                    =================
Weighted-average grant-date fair value of options granted
 during the year..................................................      $       0.32
                                                                    =================

     Exercise prices for options outstanding as of December 31, 1997 ranged from $1.25 to $2.00. The weighted-average remaining contractual life of those options is 4.5 years. Options granted through December 31, 1997 generally vest over a five year period.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



10.  STOCK COMPENSATION PLAN (CONTINUED)

     For the year ended December 31, 1997, pro forma net loss and loss per share information required by Statement 123 has been determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.50%, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be five years.

     Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement 123 do not necessarily provide a single measure of the fair value of its employee stock options.

     The weighted-average grant-date fair value of options granted during 1997 using the minimum value method was $0.32. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net loss attributable to common stockholders and basic and diluted loss per share attributable to common stockholders is $14.4 million and $(1.99), respectively, for the year ended December 31, 1997.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Series A Redeemable Convertible Preferred Stock and Series B Redeemable Junior Convertible Preferred Stock will automatically convert into Common Stock upon the closing of an initial public offering, expected by June 30, 1998. Upon conversion, the securities will not be considered financial instruments.


12.  INCOME TAXES

     At December 31, 1997, the Company had net operating loss carryforwards for income tax purposes of approximately $14,775,459. The net operating loss carryforwards will expire in 2011 and 2012. Income tax regulations contain provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including changes in ownership interests.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12.  INCOME TAXES (CONTINUED)

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                    December 31,
                                                                         1996                       1997
                                                                  --------------------        --------------------
Net operating loss carryforwards...............................          $ 356,556                 $ 5,706,282
Start-up costs capitalized for tax purposes....................            267,585                     236,367
Other..........................................................              4,729                         193
                                                                  --------------------        --------------------
Total deferred tax assets......................................            628,870                   5,942,842

Tax over book depreciation.....................................              1,045                      73,947
Other..........................................................                 --                      11,075
                                                                  --------------------        --------------------
Total deferred tax liabilities.................................              1,045                      85,022
                                                                  --------------------        --------------------
Net future income tax benefit..................................            627,825                   5,857,820
Valuation allowance for deferred tax assets....................           (627,825)                 (5,857,820)
                                                                  --------------------        --------------------
Net deferred tax assets........................................   $             --            $             --
                                                                  ====================        ====================

     The reconciliation of the reported income tax expense to the amount that would be result by applying the U.S. federal statutory tax rates to income before income taxes is as follows:

                                                                                   December 31,
                                                                          1996                        1997
                                                                  --------------------        --------------------
Tax expense at U.S. statutory rate.............................          $(555,958)                $(4,614,186)
Effect of permanent differences................................              3,678                      11,177
State income taxes, net of federal benefit.....................            (75,545)                   (626,986)
Increase in valuation allowance................................            627,825                   5,229,995
                                                                  --------------------        --------------------
Total..........................................................   $             --            $             --
                                                                  ====================        ====================

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


13.  OPERATING LEASES

     The Company conducts all of its operations from leased facilities under operating leases that have terms of up to seven years and generally contain renewal options and rental escalation clauses. The rental payments under certain leases are based on minimum fixed rentals plus a percentage of revenues earned at the location.

     Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

          1998...............................    $  3,760,610
          1999...............................       3,432,316
          2000...............................       3,328,779
          2001...............................       3,280,319
          2002...............................       2,700,013
          Thereafter.........................       3,333,018
                                                 --------------
          Total..............................    $ 19,835,055
                                                 ==============

     The Company incurred rent expense of $1,132,320 in 1997.

14.  DEFINED CONTRIBUTION RETIREMENT PLAN


     Effective December 1, 1996, employees of the Company are eligible to participate in a defined contribution retirement plan sponsored by Sylvan. The provisions of the plan allow for voluntary employee contributions, subject to certain annual limitations, and discretionary contributions by the employer which are allocated to eligible participants based upon compensation. All employees are eligible after meeting certain age and service requirements. The Company made no contributions during the periods ended December 31, 1996 and 1997.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



15.  PRO FORMA BALANCE SHEET AND RECAPITALIZATION

     In March 1998, the Board of Directors approved the filing of a registration statement for the initial public offering of Common Stock with the Securities and Exchange Commission that, upon closing of the sale, would meet the criteria for the automatic conversion of the outstanding Series A Redeemable Convertible Preferred Stock and Series B Redeemable Junior Convertible Preferred Stock into Common Stock and the repayment of all accrued and unpaid dividends on the Series A Redeemable Convertible Preferred Stock and the payment by Sylvan of the balance of its subscription receivable.

     Also in March 1998, the Board of Directors approved a recapitalization of the Company, effective upon closing of the initial public offering referred to above. The Company's Charter will be amended so that there will be authorized a single class of Common Stock, $0.01 par value, for which all shares of Class A Common Stock will be exchanged on a share for share basis, and a series of 6% Non-Voting Convertible Preferred Stock, for which all shares of Class B Common Stock will be exchanged on a share for share basis.

     Each share of the 6% Non-Voting Convertible Preferred Stock is convertible into one share of Common Stock at the option of the holder at any time after the second anniversary of its issuance, subject to earlier rights of conversion under certain circumstances. Dividends of $60,000 per year are cumulative and first payable in May 1999.

                        CALIBER LEARNING NETWORK, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



15.  PRO FORMA BALANCE SHEET AND RECAPITALIZATION (CONTINUED)

     The following table summarizes the components of the pro forma balance sheet to reflect the automatic conversion of the preferred stocks and the recapitalization (unaudited, in thousands):

                                                                Historical                 Assumed                 Pro Forma
                                                               December 31,             Conversion and            December 31,
                                                                  1997                 Recapitalization              1997
                                                           ---------------------     --------------------     --------------------
ASSETS
Current assets:
 Cash and cash equivalents............................                $  3,850                  $  4,369                 $  8,219
 Other current assets.................................                   2,045                        --                    2,045
                                                           ---------------------     --------------------     --------------------
Total current assets..................................                   5,895                     4,369                   10,264
Property and equipment, net...........................                   8,335                        --                    8,335
Other assets..........................................                     280                        --                      280
                                                           ---------------------     --------------------     --------------------
Total assets..........................................                $ 14,510                  $  4,369                 $ 18,879
                                                           =====================     ====================     ===================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses................                $  2,065                  $     --                 $  2,065
 Dividends payable....................................                     995                      (995)                      --
 Other current liabilities............................                   4,126                        --                    4,126
                                                           ---------------------     --------------------     --------------------
Total current liabilities.............................                   7,186                      (995)                   6,191
Non-current liabilities...............................                   7,524                        --                    7,524
Series A Preferred Stock..............................                  10,000                   (10,000)                      --
Series B Preferred Stock..............................                   1,300                    (1,300)                      --
Stockholders' equity (deficit):
 Non-Voting Preferred Stock...........................                      --                        42                       42
 Class A Common  Stock................................                      31                       (31)                      --
 Class B Common Stock.................................                      42                       (42)                      --
 Common stock.........................................                      --                        61                       61
 Additional paid-in capital...........................                   9,992                    11,270                   21,262
 Subscription receivable..............................                  (5,364)                    5,364                       --
 Deficit accumulated during development stage.........                 (16,201)                       --                  (16,201)
                                                           ---------------------     --------------------     --------------------
Total stockholders' equity (deficit)..................                 (11,500)                   16,664                    5,164
                                                           ---------------------     --------------------     --------------------
Total liabilities and stockholders' equity (deficit)..                $ 14,510                  $  4,369                 $ 18,879
                                                           =====================     ====================     ===================

================================================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                _______________

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Prospectus Summary.................................................     3
Risk Factors.......................................................     8
Use of Proceeds....................................................    13
Dividend Policy....................................................    13
Capitalization.....................................................    14
Dilution...........................................................    15
Selected Financial and Operating Data..............................    16
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.....................................................    17
Business...........................................................    19
Management.........................................................    31
Certain Relationships and Related Transactions.....................    37
Principal and Selling Stockholders.................................    39
Description of Capital Stock.......................................    40
Shares Eligible for Future Sale....................................    44
Underwriting.......................................................    45
Legal Matters......................................................    46
Experts............................................................    46
Additional Information.............................................    46
Index to Financial Statements......................................   F-1

                                 ____________

     UNTIL , 1998 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SHARES



                               CALIBER LEARNING
                                NETWORK, INC.


                                 COMMON STOCK





                             ____________________

                                  PROSPECTUS

                             ____________________




                                BT ALEX. BROWN


                            NATIONSBANC MONTGOMERY
                                SECURITIES LLC




                                     ,1998

================================================================================

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, NASD and Nasdaq.

Securities and Exchange Commission Filing Fee..............................        $ 17,700
NASD Filing Fee............................................................           6,500
Nasdaq Listing Fee.........................................................             *
Printing Fees and Expenses.................................................             *
Legal Fees and Expenses....................................................             *
Accounting Fees and Expenses...............................................             *
Miscellaneous..............................................................             *
                                                                                 --------------
                    TOTAL..................................................        $    *
                                                                                 ==============

___________
*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and By-Laws provide that the Company [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and By-Laws provides that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-Laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

     The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which the Underwriters agree to indemnify the Registrant and each officer, director and controlling person of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During 1997 and 1998, the Company granted options to purchase a total of 868,800 shares of Common Stock in three tranches. The first tranche consisted of 793,800 options issued at an exercise price of $1.25. The second tranche consisted of 78,000 options issued at an exercise price of $2.00. The third tranche consisted of 60,300 options issued at an exercise price of $3.00. The Company believes that these stock option grants were exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering, since these options were granted to a limited number of executive officers of the Company who, in each case, has access to financial and other relevant data concerning the Company, its financial condition, business and assets. In addition, the Company believes that these stock option grants were exempt from registration under the Securities Act be virtue of the exemption provided by Rule 701 under said Act.

     On November 11, 1996, the Company issued (i) 1.99 million shares of 8% Series A Convertible Preferred Stock and a warrant exercisable for the number of shares of Class A Common Stock that will equal 7% of the total number of shares to be outstanding after exercise for $10.0 million in cash and the MCI Lease and Guarantee Commitment; (ii) Sylvan Learning Systems, Inc. 1.0 million shares of Series B Junior Preferred Stock for $1.3 million in cash; (iii) Douglas L. Becker 1.4 million shares of Class A Common Stock for $350,000 in cash; (iv) R. Christopher Hoehn-Saric 1.4 million shares of Class A Common Stock for $350,000 in cash; and (v) John P. Hill 4.21 million shares of Class B Common Stock for $1 million in cash. During 1996 and 1997, the Company issued shares of Class A Common Stock to certain officers of the Company in consideration for cash and past services rendered. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On April 30, 1997, the Company issued Chris L. Nguyen 40,050 shares of Class A Common Stock for $50,062.50 in cash.

     On April 30, 1997, the Company issued B. Lee McGee 80,100 shares of Class A Common Stock for $100,125 in cash.

     On April 30, 1997, the Company issued David Dobkin 40,050 shares of Class A Common Stock in connection with services rendered and 20,025 shares of Class A Common Stock for $25,031.25 in cash.

     On July 24, 1997, the Company issued Bryan Polivka 40,050 shares of Class A Common Stock in connection with services rendered.

     On April 30, 1997, the Company issued J.M. Schapiro 40,050 shares of Class A Common Stock for $50,062.50 in cash.

     On June 19, 1997, the Company issued Brady Locher 40,050 shares of Class A Common Stock in connection with services rendered and 20,050 shares of Class A Common Stock for $25,062.50.

ITEM 16.  EXHIBITS.

(a)  Exhibit No.               Description
     -----------               -----------

       1.01*             Form of Underwriting Agreement
       3.01*             Articles of Amendment and Restatement of the Charter
       3.02*             Amended and Restated Bylaws
       4.01*             Specimen Common Stock Certificate
       5.01*             Opinion of Piper & Marbury L.L.P.

     10.01(a) 1997 Stock Option Plan
     10.01(b) 1998 Stock Option Plan
     10.02 Registration Rights Agreement, dated as of November 22, 1996, among Caliber Learning Network, Inc., Sylvan Learning Systems, Inc., MCI Telecommunications Corporation, Douglas L. Becker and R. Christopher Hoehn-Saric
     10.03 Warrant issued to MCI Communications Corporation, dated as of November 22, 1996 and, as amended.
     10.04+   Agreement between Caliber Learning Network, Inc. and The
              Johns Hopkins University, dated as of January 29, 1998
     10.05+ Agreement between Caliber Learning Network, Inc. and MCI Systemhouse Corp. dated March 2, 1998
     10.06+   Agreement between Caliber Learning Network, Inc. and
              Macmillan Computer Publishing USA, dated February 2, 1998
     10.07+   Agreement between Caliber Learning Network, Inc. and
              Compaq Computer Corporation, dated December 22, 1997
     10.08 Letter Agreement and Line of Credit Promissory Note, dated as of December 1, 1996, between Caliber Learning
              Network, Inc. and Sylvan Learning Systems, Inc.
     10.09+ Agreement between Caliber Learning Network, Inc. and MCI Systemhouse Corp., dated July 1, 1997
     10.10 Management Agreement between Caliber Learning Network, Inc. and Sylvan Learning Systems, Inc., dated as of January
              1, 1998
     10.11* Testing Center Management and CBT Services Agreement, as amended, dated
     23.01    Consent of Ernst & Young LLP
     23.02    Consent of Piper & Marbury L.L.P. (included in Exhibit 5.01)
     24.01    Power of Attorney of Directors and Executive Officers
              (included on signature pages hereto)

______________
*    To be filed by amendment.
+    Filed under confidential treatment request.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on this 6th day of March, 1998.

                                   CALIBER LEARNING NETWORK, INC.



                                   By /s/ Chris L. Nguyen
                                     -----------------------------
                                   Chris L. Nguyen, President and Chief
                                   Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Chris L. Nguyen and Matthew C. Brenneman (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                               Title                          Date
        ---------                               -----                          ----
/s/ R. Christopher Hoehn-Saric
--------------------------       Chairman of the Board of Directors        March 6, 1998
R. Christopher Hoehn-Saric

/s/ Douglas L. Becker
--------------------------     Vice Chairman of the Board of Directors     March 6, 1998
Douglas L. Becker

/s/ Chris L. Nguyen
--------------------------      President and Chief Executive Officer      March 6, 1998
Chris L. Nguyen                     (Principal Executive Officer)

/s/ B. Lee McGee                              Treasurer
--------------------------       (Principal Financial and Accounting       March 6, 1998
B. Lee McGee                                  Officer)

/s/ Susan Mayer
--------------------------                    Director                     March 6, 1998
Susan Mayer

/s/ John P. Hill
--------------------------                    Director                     March 6, 1998
John P. Hill

/s/ Janeen M. Armstrong
--------------------------                    Director                     March 6, 1998
Janeen M. Armstrong

                                 EXHIBIT INDEX

(a)

                                                                                      Sequentially
   Exhibit No                           Description                                   Numbered Page
---------------    -------------------------------------------------------------    --------------------
    1.01*           Form of Underwriting Agreement
    3.01*           Articles of Amendment and Restatement of the Charter
    3.02*           Amended and Restated Bylaws
    4.01*           Specimen Common Stock Certificate
    5.01*           Opinion of Piper & Marbury L.L.P.
   10.01(a)         1997 Stock Option Plan
   10.01(b)         1998 Stock Option Plan
   10.02            Registration Rights Agreement dated as of November 22,
                    1996 among Caliber Learning Network, Inc., Sylvan
                    Learning Systems, Inc., MCI Communications Corporation,
                    Douglas L. Becker and R. Christopher Hoehn-Saric
   10.03            Warrant issued to MCI Communications Corporation, dated
                    as of November 22, 1996
   10.04+           Agreement between Caliber Learning Network, Inc. and The
                    Johns Hopkins University, dated as of January 29, 1998
   10.05+           Agreement between Caliber Learning Network and MCI
                    Systemhouse Corp. dated March 2, 1998
   10.06+           Agreement between Caliber Learning Network, Inc. and
                    Macmillan Computer Publishing USA, dated February 2, 1998
   10.07+           Agreement between Caliber Learning Network, Inc. and
                    Compaq Computer Corporation, dated December 22, 1997
   10.08            Letter Agreement and Line of Credit Promissory Note
                    dated as of December 1, 1996 between Caliber Learning
                    Network, Inc. and Sylvan Learning Systems, Inc.
   10.09+           Agreement between Caliber Learning Network, Inc. and MCI
                    Systemhouse Corp., dated July 1, 1997
   10.10            Management Agreement between Caliber Learning Network,
                    Inc. and Sylvan Learning Systems, Inc. dated January 1,
                    1998
   10.11*           Testing Center Management and CBT Services Agreement, as
                    amended, dated
   23.01            Consent of Ernst & Young LLP
   23.02            Consent of Piper & Marbury L.L.P. (included in Exhibit
                    5.01)
   24.01            Power of Attorney (included on signature pages hereto)

___________________
*   To be filed by amendment.
+   Filed under confidential treatment request.